PRICING SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT AND PROSPECTUS DATED MAY 5, 1998)

$1,050,000,000
[LOGO]
GUARANTEED AS TO PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY
[LOGO]

$750,000,000 6.25% Notes due 2001
ISSUE PRICE: 99.947%
$300,000,000 6.60% Notes due 2005
ISSUE PRICE: 99.920%
Interest payable May 15 and November 15

Interest on the 6.25% Medium-Term Notes, Series F due 2001 (the '2001 Notes') and on the 6.60% Medium-Term Notes, Series F due 2005 (the '2005 Notes') (collectively, the 'Notes') of AT&T Capital Corporation (the 'Company') offered hereby is payable semiannually on May 15 and November 15 of each year, commencing November 15, 1998. The Notes are not redeemable and will not be subject to any sinking fund. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company as Depositary (the 'Depositary'). Beneficial interests in the Notes will be shown on and transfers thereof will be effected only through records maintained by the Depositary and its participants. Except as described herein, Notes will not be issued in definitive form. The Notes will trade in the Same-Day Funds Settlement System of the Depositary until maturity, and secondary market trading activity for the Notes will therefore settle in same-day funds. See 'Description of Notes' in this Pricing Supplement and 'Description of Medium-Term Notes, Series F' in the accompanying Prospectus Supplement and 'Description of the Guarantee' in the accompanying Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------
                                               PRICE TO                  UNDERWRITING                PROCEEDS TO
                                               PUBLIC                    DISCOUNT(1)                 THE COMPANY(2)
------------------------------------------------------------------------------------------------------------------
Per 2001 Note                                  99.947%                   .350%                       99.597%
------------------------------------------------------------------------------------------------------------------
Total                                          $749,602,500              $2,625,000                  $746,977,500
------------------------------------------------------------------------------------------------------------------
Per 2005 Note                                  99.920%                   .625%                       99.295%
------------------------------------------------------------------------------------------------------------------
Total                                          $299,760,000              $1,875,000                  $297,885,000
------------------------------------------------------------------------------------------------------------------

(1) The Company and Newcourt have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933. See 'Underwriting'.

(2) Before deducting expenses payable by the Company estimated at $1,000,000.

The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Winston & Strawn, counsel for the Underwriters. It is expected that delivery of the Notes will be made on or about May 8, 1998 through the facilities of the Depositary against payment therefor in same-day funds.

J.P. MORGAN & CO.
          CHASE SECURITIES INC.
                  CREDIT SUISSE FIRST BOSTON
                           GOLDMAN, SACHS & CO.
                                    LEHMAN BROTHERS
                                          SALOMON SMITH BARNEY

May 5, 1998

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement, the Prospectus Supplement or the Prospectus in connection with the offer made by this Pricing Supplement, the Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, Newcourt or the Underwriters. This Pricing Supplement, the Prospectus Supplement and the Prospectus do not constitute an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Pricing Supplement, the Prospectus Supplement or the Prospectus nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or Newcourt since the date thereof or hereof or that the information contained therein or herein is correct as of any time subsequent to their respective dates.

                              DESCRIPTION OF NOTES

     The Notes will be issued as a part of a series of debt securities designated as Medium-Term Notes, Series F (the 'Medium-Term Notes') and issued under an Indenture, dated as of April 1, 1998 (the 'Indenture'), by and among the Company, Newcourt Credit Group Inc. ('Newcourt') and The Chase Manhattan Bank, as trustee (the 'Trustee'). The Medium-Term Notes are currently limited to $5,000,000,000 aggregate principal amount. The following summary of certain provisions of the Notes, of the Medium-Term Notes and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed an as exhibit to the Registration Statement of which this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus are a part. Capitalized terms used but not defined herein generally are defined in the accompanying Prospectus Supplement or Prospectus. Capitalized terms used but not defined herein or in the accompanying Prospectus Supplement or Prospectus have the meanings given to them in the Indenture. The term 'Securities,' as used under this caption, refers to all Securities issuable from time to time under the Indenture and includes the Notes. The term 'Medium-Term Notes' includes the Notes.

GENERAL

     All Securities, including the Notes, issued and to be issued under the Indenture will be unsecured obligations of the Company, and will rank pari passu with all other unsecured indebtedness of the Company from time to time outstanding. The Indenture does not limit the aggregate principal amount of Securities which may be issued thereunder, and Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by the Company for each series. The Company may, from time to time, without the consent of the holders of the Notes, provide for the issuance of additional Medium-Term Notes or other Securities under the Indenture in addition to the $5,000,000,000 aggregate principal amount of Securities authorized as of the date of this Pricing Supplement.

     Newcourt will provide an irrevocable unconditional guarantee of payment of principal, premium, if any, and interest on the Notes. Such guarantee will be an unsecured obligation of Newcourt and will rank pari passu with all other unsecured and unsubordinated indebtedness of Newcourt.

     The 2001 Notes will mature on May 15, 2001 and the 2005 Notes will mature on May 15, 2005, and will bear interest from the date of issuance payable semiannually in arrears on May 15 and November 15 (each an 'Interest Payment Date') beginning November 15, 1998. If any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day. Payments of principal of premium, if any, and interest on the Notes will be made by the Company through the Trustee to the Depositary. See 'Description of Medium-Term Notes, Series F' in the accompanying Prospectus Supplement and 'Description of the Guarantee' in the accompanying Prospectus. The Notes will pay interest at the rates set forth on the cover of this Pricing Supplement. Reference is hereby made to 'Description of Medium-Term Notes, Series F' in the accompanying Prospectus Supplement and 'Description of the Guarantee' in the accompanying Prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, dated the date hereof (the 'Underwriting Agreement'), among the Company, Newcourt and the underwriters named below (the 'Underwriters'), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company, the principal amount of the Notes set forth opposite its name below:

                                                                                          PRINCIPAL AMOUNT
                                                                                    ----------------------------
                                   UNDERWRITER                                       2001 NOTES      2005 NOTES
---------------------------------------------------------------------------------   ------------    ------------
J.P. Morgan Securities Inc. .....................................................   $125,000,000    $ 50,000,000
Chase Securities Inc.............................................................    125,000,000      50,000,000
Credit Suisse First Boston Corporation...........................................    125,000,000      50,000,000
Goldman, Sachs & Co..............................................................    125,000,000      50,000,000
Lehman Brothers Inc..............................................................    125,000,000      50,000,000
Salomon Brothers Inc.............................................................    125,000,000      50,000,000
                                                                                    ------------    ------------
     Total.......................................................................   $750,000,000    $300,000,000
                                                                                    ------------    ------------
                                                                                    ------------    ------------

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to take and pay for all the Notes if any are taken.

     The Underwriters have advised the Company that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Pricing Supplement and to certain dealers at such price less a concession not in excess of .20% of the principal amount of the 2001 Notes and .375% of the principal amount of the 2005 Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .15% of the principal amount of the 2001 Notes and .25% of the principal amount of the 2005 Notes to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they intend to make a market in the Notes. The Underwriters are not obligated, however, to make a market in the Notes and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

     The Company and Newcourt have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In the ordinary course of their respective businesses, affiliates of the Underwriters have engaged and may in the future engage in commercial and investment banking transactions with the Company and the Guarantor.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 5, 1998)

                              U.S. $5,000,000,000

                                     [LOGO]

                          MEDIUM-TERM NOTES, SERIES F
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
            GUARANTEED AS TO PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
                                AND INTEREST BY

                                     [LOGO]

                          ---------------------------

     AT&T Capital Corporation (the 'Company'), an indirect wholly-owned subsidiary of Newcourt Credit Group Inc. ('Newcourt'), may offer from time to time its medium-term notes, which are issuable in one or more series. The Medium-Term Notes, Series F (the 'Notes') offered by this Prospectus Supplement are offered in the United States with an aggregate offering price not exceeding U.S. $5,000,000,000 or the equivalent thereof in other currencies or currency units, as such amount shall be reduced by the aggregate offering price of any other debt securities and the aggregate purchase price of any warrants issued by the Company, whether inside or outside of the United States (the 'Other Securities'), pursuant to the Registration Statement of which the accompanying Prospectus is a part (see 'Plan of Distribution'). The Notes may be denominated in U.S. dollars or other currencies or currency units as may be designated by the Company (the 'Specified Currency'). See 'Important Currency Exchange Information'. The Notes will be offered in varying maturities nine months or more from their dates of issue and may be subject to redemption at the option of the Company or repayment at the option of the Holder, in each case, in whole or in part prior to the maturity date thereof, as set forth in the applicable pricing supplement to this Prospectus Supplement (a 'Pricing Supplement'). The Notes will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by Newcourt. See 'The Company -- Relationship with Newcourt'.
     THE NOTES ARE NOT GUARANTEED OR SUPPORTED IN ANY WAY BY AT&T CORP.
('AT&T').
     The interest rate on each Note will be either a fixed rate (a 'Fixed Rate Note'), which may be zero in the case of certain Notes issued at a price representing a substantial discount from the principal amount payable upon maturity, or a floating rate (a 'Floating Rate Note') determined by reference to one or more of the Commercial Paper Rate, the Federal Funds Rate, the CD Rate, LIBOR, the Treasury Rate, the Prime Rate, the CMT Rate or any other Base Rate (each as defined below) or interest rate formula set forth in the applicable Pricing Supplement, as adjusted by the Spread and/or Spread Multiplier (each as defined below), if any, applicable to such Note. A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an 'Amortizing Note'). A Note may be issued as an indexed note (an 'Indexed Note'), the principal amount payable at maturity of which, or premium or interest on which, will be determined by reference to the level of a designated stock index or a designated currency or commodity or other prices or indices or will otherwise be determined by application of a formula. See 'Description of Medium-Term Notes, Series F -- Indexed Notes'.
     The Specified Currency, interest rate or interest rate formula, reset provisions, issue price, maturity, interest payment dates, redemption, repayment, and amortization provisions and certain other terms with respect to each Note will be established at the time of issuance and set forth in the applicable Pricing Supplement. Except as otherwise indicated herein or in the applicable Pricing Supplement, interest on each Fixed Rate Note (other than an Amortizing Note) is payable each May 15 and November 15 and at maturity. Interest on each Floating Rate Note is payable on the dates set forth therein and in the applicable Pricing Supplement.
                          ---------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EX CHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING
          SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

[CAPTION]

----------------------------------------------------------------------------------------------------------------------------
                                       Price to                Agent's Discount and                    Proceeds to
                                     Public(1)(2)                Commission(2)(3)                 the Company(2)(3)(4)
----------------------------------------------------------------------------------------------------------------------------
Per Note.......................        100.000%                     .05% - .75%                      99.95% - 99.25%
----------------------------------------------------------------------------------------------------------------------------
Total..........................   U.S.$5,000,000,000       U.S.$2,500,000 - $37,500,000     US$4,997,500,000 - $4,962,500,000
----------------------------------------------------------------------------------------------------------------------------

(1) Unless otherwise indicated in a Pricing Supplement, the Notes will be issued at 100% of their principal amount.

(2) Or, in the case of Notes not denominated in U.S. dollars, the equivalent thereof in the Specified Currency.

(3) The Company will pay a commission to certain investment banking firms (collectively, the 'Agents'), in the form of a discount of the principal amount of any Note sold through the Agents, depending upon the maturity of the Note, except that the commission payable by the Company to the Agents with respect to Notes with maturities of greater than thirty years will be negotiated at the time the Company issues such Notes. An Agent, acting as principal, or a group of underwriters for whom one or more Agents are acting as representatives, may also purchase Notes at a discount, to be agreed upon at the time of sale, for resale to one or more investors, or one or more broker-dealers (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. See 'Plan of Distribution'.

(4) Before deducting expenses payable by the Company estimated at U.S. $2,300,000, including reimbursement of the Agents' expenses.
                          ---------------------------

     The Notes are being offered on a continual basis by the Company through the Agents, who have agreed to use their reasonable best efforts to solicit purchases of the Notes. The Company also may arrange for the Notes to be sold through other agents, dealers or underwriters or may sell the Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company, or the Agents which solicit any offer, may reject such offer in whole or in part. See 'Plan of Distribution'.
                          ---------------------------

The date of this Prospectus Supplement is May 5, 1998.

     IN CONNECTION WITH THIS OFFERING, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'PLAN OF DISTRIBUTION'.

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

     Purchasers are required to pay for the Notes in the Specified Currency, and payments of principal of, premium, if any, and any interest on, such Notes will be made in the Specified Currency, unless otherwise provided in the applicable Pricing Supplement. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies or currency units, and vice versa, and few banks offer non-U.S. dollar denominated checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Notes. Such request must be made on or before the third Business Day (as defined below) preceding the date of delivery of the Notes, or by such other date as determined by such Agent. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by purchasers of the Notes.

     References herein to 'U.S. dollars' or 'U.S. $' or '$' are to the currency of the United States of America.

                   DESCRIPTION OF MEDIUM-TERM NOTES, SERIES F

     The information herein concerning the Notes should be read in conjunction with the statements under 'Description of the Debt Securities' in the Prospectus dated May 5, 1998. The following description of the Notes will apply unless otherwise specified in the applicable Pricing Supplement.

GENERAL

     The Notes are to be issued under Registration Statement No. 333-48415 (the 'Registration Statement'), pursuant to which the Company has registered debt securities, warrants to purchase debt securities, currency warrants, index warrants and interest rate warrants having an aggregate purchase price of $5,000,000,000 (or the equivalent thereof in other currencies or currency units). The Medium-Term Notes, Series F, constitute a single series and are to be issued under an Indenture dated as of April 1, 1998, as amended (the 'Indenture'), between the Company and The Chase Manhattan Bank, as trustee (the 'Trustee'). Under this Prospectus Supplement, Notes may be issued with an aggregate offering price of up to U.S. $5,000,000,000 (or the equivalent thereof in other currencies or currency units), as such amount may be reduced by any Other Securities issued by the Company pursuant to the Registration Statement (see 'Plan of Distribution').

     The Notes will be offered on a continuous basis. The Notes will mature on any day nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company and specified in the applicable Pricing Supplement. 'Business Day' means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York and (i) with respect to Notes denominated in a Specified Currency other than U.S. dollars or Euros (as defined below), in the Principal Financial Center (as defined below) of the country of the Specified Currency or (ii) with respect to Notes denominated in Euros, in Brussels, Belgium or (iii) with respect to LIBOR Notes (as defined below), that is also a London Banking Day. 'London Banking Day' means any day on which dealings in deposits in the Index Currency (as defined below) are transacted in the London interbank market. 'Principal Financial Center' means the principal financial center of such country, which is generally the capital city of the country of the Specified Currency, except that with respect to U.S.

dollars and Deutsche marks, the Principal Financial Center shall be The City of New York and Frankfurt, respectively.

     A Note may be issued as a zero coupon Note or at a price which is at a substantial discount from its principal amount (a 'Discount Note'), in which event such Note will provide that upon redemption or repayment prior to maturity or acceleration of maturity thereof an amount less than the principal amount thereof shall become due and payable. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the holders of Discount Notes may be limited under section 502(b) of Title 11 of the United States Code to the initial public offering price of such Notes, plus that portion of the original issue discount that is amortized from the date of issue to the commencement of the bankruptcy proceeding plus accrued interest. Accordingly, the holders of Discount Notes under such circumstances may receive a lesser amount than they would be entitled to under the express terms of such Notes.

     Notwithstanding anything in the Prospectus Supplement to the contrary, unless otherwise specified in the applicable Pricing Supplement, if a Note is a Discount Note, the amount payable on such Note in the event of redemption or repayment prior to its maturity shall be the Amortized Face Amount of such Note as of the date of redemption or the date of repayment, as the case may be. The 'Amortized Face Amount' of a Discount Note shall be the amount equal to (i) the issue price set forth in the applicable Pricing Supplement plus (ii) the portion of the difference between the issue price and the principal amount of such Note that has accrued at the yield to maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) to such date of redemption or repayment, but in no event shall the Amortized Face Amount of a Discount Note exceed its principal amount.

     The Pricing Supplement relating to each Note will describe the following terms: (1) the Specified Currency (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note); (2) whether such Note is a Fixed Rate Note, an Amortizing Note, or a Floating Rate Note; (3) whether such Note is an Original Issue Discount Note; (4) whether such Note is an Indexed Note and, if so, the special terms thereof; (5) if other than 100%, the price (generally expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued; (6) the date on which such Note will be issued; (7) the date on which such Note will mature; (8) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest; (9) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum and Minimum Interest Rates, if any, and the Spread or Spread Multiplier, if any (all as defined below), and any other terms relating to the method of calculating interest on such Note; (10) if such Note is an Amortizing Note, whether payments of principal thereof and interest thereon will be made quarterly or semiannually, and the repayment information in respect thereof;
(11) the terms of redemption at the option of the Company, repayment at the option of the holder, or amortization provisions, if any; and (12) any other terms of such Note not inconsistent with the provisions of the Indenture.

     Notes will be issued in fully registered form only. Each Note to be issued will initially be represented by either a global security (a 'Book-Entry Note') registered in the name of a nominee of The Depository Trust Company, as depositary (the 'Depositary'), or a certificate issued in definitive form (a 'Certificated Note'). Except as set forth under 'Book-Entry System' below, Book-Entry Notes will not be issuable as Certificated Notes. Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in U.S. dollars will be issued in denominations that are integral multiples of U.S. $1,000 and Notes denominated in a Specified Currency other than U.S. dollars will be issued in denominations of the Specified Currency approximately equivalent to U.S. $1,000 based upon the noon buying rate in New York City for cable transfers of such Specified Currency, as determined by the Federal Reserve Bank of New York (or in the case of Euros, based upon the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication), on the Business Day immediately preceding the trade date for such Notes, rounded to the nearest integral multiple of 1,000 units of such Specified Currency, or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency.

     The Company has initially designated The Chase Manhattan Bank, acting through its principal corporate trust office in New York, New York, as the registrar and transfer agent for the Notes (the 'Registrar', which term includes any additional or successor Registrar appointed by the Company), as the paying agent for the Notes (the 'Paying Agent', which term includes any additional or successor Paying Agent appointed by the Company), and as the authenticating agent for the Notes (the 'Authenticating Agent', which term includes any additional or successor Authenticating Agent appointed by the Company).

     The Notes will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness. Unless otherwise specified in the applicable Pricing Supplement, the Notes are not subject to redemption at the option of the Company or repayment at the option of the holder prior to maturity. The Notes will not be subject to any sinking fund, except to the extent otherwise provided in the applicable Pricing Supplement.

     In the case of Notes denominated in, and with respect to which principal, premium, if any, and interest is payable in, U.S. dollars, principal, premium, if any, and interest will be payable, and the Notes will be transferable, at the office of the Paying Agent, The Chase Manhattan Bank, 450 West 33rd Street, New York, New York, or at such other place or places as may be designated pursuant to the Indenture, provided that the Company, at its option, may pay interest other than interest due at maturity by check mailed to registered holders (which, in the case of Book-Entry Notes represented by a global security, will be a nominee of the Depositary). Unless otherwise specified in the applicable Pricing Supplement, interest on Notes (other than interest due at maturity) payable in a Specified Currency other than U.S. dollars will be paid by mailing a check or draft in the Specified Currency drawn on an account at a bank outside of the United States. If any Notes are denominated in a Specified Currency other than U.S. dollars or if the principal of, premium, if any, or interest on any Notes is payable in a Specified Currency other than U.S. dollars, the applicable Pricing Supplement will provide additional information pertaining to the terms of such Notes and other matters of interest to the holders thereof. At the maturity of any Note, the principal thereof, together with accrued interest thereon, will be payable in immediately available funds upon surrender thereof at the office of the Trustee at the above address or at such other place or places as may be designated pursuant to the Indenture.

     Interest rates and interest rate formulas are subject to change by the Company, but no change will affect any Note theretofore issued or as to which an offer to purchase has been accepted by the Company. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

PAYMENT CURRENCY

     If the principal of, premium, if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to holders of the Notes by making such payments in U.S. dollars on the basis of the noon buying rate in New York City for cable transfers of such Specified Currency as determined by the Federal Reserve Bank of New York (the 'Market Exchange Rate') on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent Record Date (as defined below). Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default under the Indenture.

     Under the treaty establishing the European Economic and Monetary Union (the 'EMU'), it is provided that at or before January 1, 1999, and subject to the fulfilment of certain conditions, a single currency (the 'Euro'), will become a currency in its own right. The Euro may replace all or some of the currencies of the 15 member states of the EMU (Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom). If, pursuant to such treaty, all or some of the currencies of the member states of the EMU are replaced by the Euro as a currency in its own right, or by an alternative single European currency,

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
the payment of principal, premium, if any, or interest on, the Notes denominated in such currencies shall, unless otherwise specified in the applicable Pricing Supplement, be effected in Euro or such alternative European currency in conformity with legally applicable measures taken pursuant to, or by virtue of, such treaty, and such currency so replaced shall not be deemed to be unavailable to the Company for purposes of the immediately preceding paragraph.

PAYMENT OF PRINCIPAL AND INTEREST

     Each Floating Rate Note will bear interest from the date of issue at the rate per annum stated or the interest rate formula set forth therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Each Fixed Rate Note will bear interest from the date of issue at the rate or rates per annum stated (calculated on the basis of a year of twelve thirty-day months) therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest, if any, will be payable on each Interest Payment Date. Interest will be payable to the person in whose name a Note is registered at the close of business on the Record Date with respect to the Interest Payment Date (which, in the case of Book-Entry Notes represented by a global security, will be a nominee of the Depositary); provided, however, that interest payable at maturity (whether or not the maturity date is an Interest Payment Date) will be payable to the person to whom principal shall be payable. Interest on any Note (or, in the case of an Amortizing Note, principal and interest) originally issued between a Record Date and an Interest Payment Date will first be payable on the Interest Payment Date following the next succeeding Record Date to the registered holder on such next succeeding Record Date of such Note. Unless otherwise specified in the applicable Pricing Supplement, the 'Record Date' with respect to any Interest Payment Date shall be the date fifteen calendar days prior to such Interest Payment Date, whether or not such date shall be a Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes (other than an Amortizing Note) will be payable on May 15 and November 15 of each year (except as provided above with respect to Notes issued between a Record Date and an Interest Payment Date) and at maturity. Unless otherwise specified in the applicable Pricing Supplement, payments of principal and interest on each Amortizing Note will be made semi-annually each May 15 and November 15, and at maturity. See also ' -- Amortizing Notes' below. Except as provided below, unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable: (i) in the case of Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of February, May, August and November, as specified in the applicable Pricing Supplement; (ii) in the case of Notes with a quarterly Interest Reset Date, on the third Wednesday of February, May, August and November; (iii) in the case of Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the applicable Pricing Supplement; (iv) in the case of Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable Pricing Supplement and (v) in each case, at maturity.

     Each date on which interest is payable on a Note is referred to herein as an 'Interest Payment Date'. Unless otherwise specified in the applicable Pricing Supplement, interest payments on Notes shall be the amount of interest accrued from, and including, the date of issue or the last date to which interest has been paid to, but excluding, the next succeeding Interest Payment Date or maturity date, as the case may be. If any Interest Payment Date or the maturity date of a Fixed Rate Note would otherwise be a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the maturity date, as the case may be, to the date of such payment on the next succeeding Business Day. If any Interest Payment Date for any Floating Rate Note (other than the maturity date) would otherwise be a day that is not a Business Day such Interest Payment Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the maturity date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made

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
on the next succeeding Business Day as if made on the date such payment was due, and no interest shall accrue on such payment for the period from and after the maturity date to the date of such payment on the next succeeding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to a specified interest rate (the 'Base Rate') (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The 'Spread' is the number of basis points (one one-hundredth of a percentage point) specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note, and the 'Spread Multiplier' is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note. The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate
Note: (a) the Commercial Paper Rate (a 'Commercial Paper Rate Note'), (b) the Federal Funds Rate (a 'Federal Funds Rate Note'), (c) the Certificate of Deposit Rate (a 'CD Rate Note'), (d) LIBOR (a 'LIBOR Note'), (e) the Treasury Rate (a 'Treasury Rate Note'), (f) the Prime Rate (a 'Prime Rate Note'), (g) the Constant Maturity Treasury Rate (a 'CMT Rate Note') or (h) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note. The 'Index Maturity' for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest that may accrue during any interest period (a 'Maximum Interest Rate'); and (ii) a minimum limitation, or floor, on the rate of interest that may accrue during any interest period (a 'Minimum Interest Rate'). In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Note, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (such period being the 'Interest Reset Period' for such Note and the first date of each Interest Reset Period, on which such interest rate becomes effective, being an 'Interest Reset Date'), as specified in the applicable Pricing Supplement. Unless otherwise specified in the Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week (except as provided below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of February, May, August and November; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement). If any Interest Reset Date for any Floating Rate
Note is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. Each adjusted rate shall be applicable on and after the Interest Reset Date to which it relates, to, but not including, the next succeeding Interest Rate Date or the maturity date or the date of redemption, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, Fixed Rate Notes will bear interest from the date of issue and will be calculated on the basis of a year of twelve thirty-day months. With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note (or, in the case of an Indexed Note, unless otherwise specified in the applicable Pricing Supplement, the Face Amount (as defined below under 'Indexed Notes') of such Indexed Note) by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the Interest Reset Period or from the last date from which accrued interest is being calculated.

     Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the cases of Commercial Paper Rate Notes, Federal Funds Rate Notes, CD Rate Notes, LIBOR Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. The interest rate applicable to any day that is an Interest Reset Date is the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate for the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate, as described below).

     Unless otherwise provided in the applicable Pricing Supplement, The Chase Manhattan Bank will be the calculation agent (the 'Calculation Agent') with respect to any issue of Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

     All percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent rounded upward).

     The interest rate in effect with respect to a Floating Rate Note from the Issue Date to the first Interest Reset Date (the 'Initial Interest Rate') will be specified in the applicable Pricing Supplement. The interest rate for each subsequent Interest Reset Date will be determined by the Calculation Agent as follows. Unless otherwise specified in the applicable Pricing Supplement, the 'Calculation Date' pertaining to any Commercial Paper Interest Determination Date, Federal Funds Interest Determination Date, CD Interest Determination Date, Treasury Rate Determination Date, Prime Rate Interest Determination Date and CMT Rate Interest Determination Date (each as hereinafter defined) will be the earlier of (i) the tenth calendar day after such date, or, if such tenth day is not a Business Day, the next succeeding Business Day and (ii) the Business Day preceding the applicable Interest Payment Date or date of maturity, as the case may be.

COMMERCIAL PAPER RATE NOTES

     Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Commercial Paper Rate' for each Interest Reset Date will be determined on the Calculation Date by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a 'Commercial Paper Interest Determination Date') and shall be the Money Market Yield (as defined below) on such Commercial Paper Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published by the Board of Governors of the Federal Reserve System in 'Statistical Release H.15(519), Selected Interest Rates', or any successor publication ('H.15(519)'), under the heading 'Commercial Paper -- Financial'. In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release 'Composite 3:30 P.M. Quotations for U.S. Government Securities' ('Composite Quotations') under the heading 'Commercial Paper'. If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean (each as rounded to the nearest one-hundred-thousandth of a percentage point) of the offered rates as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by

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
the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is 'Aa', or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the rate of interest determined as of such Commercial Paper Interest Determination Date will be the rate of interest in effect on such Commercial Paper Interest Determination Date.

     'Money Market Yield' shall be a yield (expressed as a percentage rounded to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

Money Market Yield =      D X 360       X 100
                      --------------
                      360  - (D X M)

where 'D' refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and 'M' refers to the actual number of days in the period for which interest is being calculated.

FEDERAL FUNDS RATE NOTES

     Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Federal Funds Rate' for each Interest Reset Date will be determined on the Calculation Date by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a 'Federal Funds Interest Determination Date') and shall be the effective rate for Federal Funds on such Federal Funds Interest Determination Date as published in H.15(519) under the heading 'Federal Funds (Effective)' or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the interest rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading 'Federal Funds/Effective Rate'. If such rate is not yet published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include an Agent or its affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest determined as of such Federal Funds Interest Determination Date will be the rate of interest in effect on such Federal Funds Interest Determination Date.

CD RATE NOTES

     CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'CD Rate' for each Interest Reset Date will be determined on the Calculation Date by the Calculation Agent as of the second Business Day prior to the Interest Reset Date (a 'CD Interest Determination Date') and shall be the rate for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement on such CD Interest Determination Date, as such rate is published in H.15(519) under the heading 'CDs (Secondary Market)'. If such rate is not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, the CD Rate will be the rate on such CD Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading 'Certificates of Deposit'. If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the CD Rate for such CD Interest

                                      S-8



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
Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in the denomination of $5,000,000. However, if such dealers are not so quoting such rates, the rate of interest determined as of such CD Interest Determination Date will be the rate of interest in effect on such CD Interest Determination Date.

LIBOR NOTES

     LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, 'LIBOR' for each Interest Reset Date will be determined by the Calculation Agent as follows:

          (i) With respect to the second London Banking Day prior to such Interest Reset Date (a 'LIBOR Determination Date'), LIBOR will be either:
     (a) if 'LIBOR Reuters' is specified as the reporting service in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement, commencing on such Interest Reset Date, that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that LIBOR Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if 'LIBOR Telerate' is specified as the reporting service in the applicable Pricing Supplement, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that LIBOR Determination Date. If fewer than two offered rates appear, or no rate appears, as applicable, LIBOR in respect of the related LIBOR Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

          (ii) With respect to a LIBOR Determination Date on which fewer than two offered rates appear (unless, as aforesaid, only a single rate is required), or no rate appears, as the case may be, on the applicable Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on such Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Determination Date and in a principal amount of not less than $1,000,000 (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M. (or such other time specified in the applicable Pricing Supplement), in the applicable Principal Financial Center for the country of the Index Currency on such LIBOR Determination Date, by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount of not less than $1,000,000 (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time;

                                      S-9



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
     provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest determined on such LIBOR Determination Date will be the rate of interest otherwise in effect on such LIBOR Determination Date.

     'Index Currency' means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     'Designated LIBOR Page' means either (a) if 'LIBOR Reuters' is designated in the applicable Pricing Supplement, the display designated as page 'LIBO' with respect to the applicable Index Currency on the Reuters Monitor Money Rates Service (or such other page as may replace page 'LIBO' on such service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency), or (b) if 'LIBOR Telerate' is designated in the applicable Pricing Supplement, the display designated as page '3750' with respect to the applicable Index Currency on the Dow Jones Telerate Service (or such other page as may replace page '3750' on such service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, Page 3750) had been specified.

TREASURY RATE NOTES

     Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if
any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Treasury Rate' for each Interest Reset Date will be determined on the Calculation Date by the Calculation Agent as of the Treasury Rate Determination Date (as defined below) pertaining to such Interest Reset Date and shall be the rate for the auction held on such Treasury Rate Determination Date of direct obligations of the United States ('Treasury bills') having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading 'U.S. Government Securities-Treasury bills-auction average (investment)', or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Treasury Rate Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the rate of interest for such Interest Reset Date will be the rate of interest in effect on such Interest Reset Date.

     The 'Treasury Rate Determination Date' pertaining to an Interest Reset Date will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any day that would otherwise be

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
an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the Business Day immediately following such auction date.

PRIME RATE NOTES

     Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'Prime Rate' for each Interest Reset Date will be determined on the Calculation Date by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a 'Prime Rate Interest Determination Date') and shall be the rate on such date as published in H.15(519) under the heading 'Bank Prime Loan'. If such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Prime Rate Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank named on the 'Reuters Screen USPRIME1' (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. 'Reuters Screen USPRIME1' means the display designated as page 'USPRIME1' on the Reuters Monitor Money Rates Service (such term to include such other page as may replace the page USPRIME1 on that Service for the purpose of displaying prime rates or base lending rates of major United States banks). If fewer than four such rates appear on the Reuters Screen USPRIME1 for such Prime Rate Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days elapsed divided by 360 as of the close of business on such Prime Rate Interest Determination Date by at least two major money center banks in The City of New York selected by the Calculation Agent from a list of at least three such banks approved by the Company. If fewer than two such rates are quoted as aforesaid the Prime Rate will be calculated by the Calculation Agent and will be determined as the arithmetic mean of the prime rates furnished in The City of New York by an appropriate number (in the judgment of the Calculation Agent) of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S.$500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent from a list approved by the Company to provide such rate or rates; provided that if the banks or trust companies selected as aforesaid by the Calculation Agent from a list approved by the Company are not quoting as mentioned in this sentence, the rate of interest determined as of such Prime Rate Interest Determination Date will be the rate of interest in effect on such Prime Rate Interest Determination Date.

CMT RATE NOTES

     CMT Rate Notes will bear interest at the rates (calculated with reference to the Constant Maturity Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the 'CMT Rate' for each Interest Reset Date will be determined on the Calculation Date by the Calculation Agent as of the related CMT Rate Interest Determination Date (as hereinafter defined) and shall be the rate displayed on the Designated CMT Telerate Page (as hereinafter defined) under the caption '. . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.,' under the column for the Designated CMT Maturity Index (as hereinafter defined) for (i) if the Designated CMT Telerate Page is 7055, such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as set forth in the Pricing Supplement, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in H.15(519) for such date. If such rate is no longer published, or if not published by 3:00

P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for such CMT Rate Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M. (New York City time) on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a 'Reference Dealer') in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ('Treasury Notes') with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M. (New York City time) on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the rate of interest determined as of such CMT Rate Interest Determination Date will be the rate of interest in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     'Designated CMT Telerate Page' means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     'Designated CMT Maturity Index' means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

     The 'CMT Rate Interest Determination Date' pertaining to an Interest Reset Date for CMT Rate Notes will be the second Business Day prior to such Interest Reset Date.

AMORTIZING NOTES

     The Company may from time to time offer Notes for which payments of principal and interest are made in installments over the life of the Note ('Amortizing Notes'). Interest on each Amortizing Note will be computed as set forth in the applicable Pricing Supplement or in the Book-Entry Note representing such Amortizing Note. Unless otherwise provided in such Pricing Supplement or in such

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
Book-Entry Note, payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information with respect to each Amortizing Note will be provided to the original purchaser of such Note and will be available upon request to the subsequent Holders thereof.

INDEXED NOTES

     The Company may from time to time offer Indexed Notes the principal amount payable at maturity (the 'Indexed Principal Amount') of which, or premium or interest on which, is determined by reference to a measure (the 'Index') which will be related to (i) the rate of exchange between the Specified Currency for such Note and the other currency or composite currency (the 'Indexed Currency') specified in the applicable Pricing Supplement (such Indexed Notes, 'Currency Indexed Notes'); (ii) the difference in the price of a specified commodity (the 'Indexed Commodity') on specified dates; (iii) the difference in the level of a specified stock index (the 'Stock Index'), which may be based on U.S. or foreign stocks, on specified dates; or (iv) such other objective price or economic measures as are described in the applicable Pricing Supplement. The manner of determining the Indexed Principal Amount of, and interest and premium, if any, on an Indexed Note, and historical and other information concerning the Indexed Currency, Indexed Commodity, Stock Index or other price or economic measures used in such determination, will be set forth in the applicable Pricing Supplement, together with information concerning tax consequences to the holders of such Indexed Notes.

     If the determination of the Indexed Principal Amount of, and interest and premium, if any, on an Indexed Note is based on an Index calculated or announced by a third party and such third party either suspends the calculation or announcement of such Index or changes the basis upon which such Index is calculated (other than changes consistent with policies in effect at the time such Indexed Note was issued and permitted changes described in the applicable Pricing Supplement), then such Index shall be calculated for purposes of such Indexed Note by an independent calculation agent named in the applicable Pricing Supplement on the same basis, and subject to the same conditions and controls, as applied to the original third party. If for any reason such Index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then the Indexed Principal Amount of such Indexed Note shall be calculated in the manner set forth in the applicable Pricing Supplement. Any determination of such independent calculation agent shall in the absence of manifest error be binding on all parties.

     Unless otherwise specified in the applicable Pricing Supplement, interest on an Indexed Note will be payable by the Company based on the amount designated in the applicable Pricing Supplement as the 'Face Amount' of such Indexed Note. The applicable Pricing Supplement will describe whether the principal amount of the related Indexed Note that would be payable upon redemption or repayment prior to maturity will be the Face Amount of such Indexed Note, the Indexed Principal Amount of such Indexed Note at the time of redemption or repayment, or another amount described in such Pricing Supplement.

REDEMPTION AND REPURCHASE

     Unless otherwise specified in the Pricing Supplement relating to a Note, such Note cannot be redeemed prior to maturity. If any Note will be redeemable at the option of the Company, the applicable Pricing Supplement will indicate the date or dates for redemption prior to such maturity and the price or prices payable upon such redemption, together with accrued interest to the date of redemption. The Company may redeem any of the Notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice. If less than all Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. Unless otherwise indicated in the Pricing Supplement relating to each Note, the Notes will not be subject to any sinking fund.

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at its discretion, be held, resold or surrendered to the Trustee for cancellation.

REPAYMENT AT OPTION OF THE HOLDER

     Unless otherwise specified in the Pricing Supplement relating to a Note, the holder of such Note will not have the right to require the Company to repay such Note prior to maturity. If any Note will be repayable at the option of the holder the applicable Pricing Supplement will indicate the date or dates for repayment prior to maturity, and the price or prices, together with accrued interest to the date of repayment, payable upon such repayment.

     In order for any repayment option applicable to a Note to be exercised, the Trustee must receive at least 30 days but no more than 45 days prior to the repayment date (i) the Note with the form entitled 'Option to Elect Repayment' on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, and containing a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled 'Option to Elect Repayment' on the reverse of the Note duly completed will be received by the Trustee not later than three Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Trustee by such third Business Day. A repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note, provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

BOOK-ENTRY SYSTEM

     Upon issuance, all Book-Entry Notes having the same Issue Date, maturity date, redemption or repayment provisions, interest payment dates and, in the case of Fixed Rate Notes, interest rate and amortization schedule or, in the case of Floating Rate Notes, Base Rate, Initial Interest Rate, Interest Payment Dates, Index Maturity, Interest Reset Dates, Spread or Spread Multiplier, if any, Minimum Interest Rate, if any, and Maximum Interest Rate, if any, will be represented by a single global security (a 'Global Security'). Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Except under circumstances described below, Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable in definitive form.

     The Depositary has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ('Participants') deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities. Direct Participants ('Direct Participants') include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Security Dealers (the 'NASD'). Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

     Upon the issuance of a Global Security, the Depositary will credit on its book-entry registration and transfer system its Participants' accounts with their respective principal amounts of the Notes represented by such Global Security. Such accounts shall be designated by the Agent with respect to such Notes or by the Company if such Notes are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons other than Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability of a purchaser of an interest in a Book-Entry Note to transfer such interest.

     So long as the Depositary or its nominee is the registered owner of such Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture. Except as provided below or as the Company may otherwise agree in its sole discretion, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. None of the Company, the Trustee, any paying agent or the registrar for such Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     The Company expects that the Depositary for the Notes or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Notes as shown on the records of the Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interest in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name' (i.e., the name of a securities broker or dealer), and will be the responsibility of such Participants.

     If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes in definitive form in exchange for the entire Global Security representing such Notes. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by Global Securities and, in such event, will issue Notes in definitive form in exchange for the Global Securities representing such Notes. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Notes represented by such Global Security equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations that are integral multiples of $1,000 (or of 1,000 units of the applicable Specified Currency, as the case may be), unless otherwise specified by the Company.

DESCRIPTION OF GUARANTEE

     Newcourt will unconditionally guarantee the due and punctual payment of the principal, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption, or otherwise. The Guarantee will rank equally with all other unsecured and unsubordinated obligations of Newcourt. The right of Newcourt and, hence, the right of creditors of Newcourt (including the holders of the Notes, as beneficiaries of the Guarantee) to participate in any distribution of the assets of any subsidiary of Newcourt, whether upon liquidation, reorganization, or otherwise, is subject to prior claims of creditors of each such subsidiary, except to the extent that claims of Newcourt itself as a creditor of a subsidiary may be allowed.

                    FOREIGN CURRENCY AND INDEXED NOTE RISKS

FOREIGN CURRENCY RISKS

     GENERAL. An investment in Notes that are denominated in a Specified Currency other than United States dollars entails significant risks that are not associated with a similar investment in a security denominated in United States dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the United States dollar and the various foreign currencies and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between United States dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation of the currency specified in a Note against the United States dollar would result in a decrease in the effective yield of such Note below its coupon rate, and under certain circumstances could result in a loss to the investor on a United States dollar basis.

     THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A FOREIGN CURRENCY OR A CURRENCY UNIT AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN SPECIFIED CURRENCIES OTHER THAN UNITED STATES DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     Notes denominated in foreign currencies other than Euros will generally not be sold in, or to residents of, the country of the Specified Currency in which such Notes are denominated.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and premium and interest, if any, on the Notes. Such persons should consult their own counsel or financial advisers with regard to such matters.

     GOVERNING LAW AND JUDGMENTS. The Notes will be governed by and construed in accordance with the laws of the State of New York. In the event an action based on Notes denominated in a Specified Currency other than United States dollars were commenced in a New York court, such court would render or enter a judgment or decree in the Specified Currency. Such judgment would then be converted into United States dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. The Indenture provides that the rate of exchange to be used in determining any such judgment shall be the rate at which, in accordance with normal banking procedures, the Trustee could purchase such Specified Currency in The City of New York on the day on which final judgment is entered, unless such day is not a New York Banking Day (as defined in the Indenture) in which case on the New York Banking Day preceding the day on which final judgment is entered.

     EXCHANGE CONTROLS AND AVAILABILITY OF SPECIFIED CURRENCY. Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a Specified Currency at the time of payment of principal of, premium, if any, or interest on a Note. In the case of any Note issued in a Specified Currency that is not currently subject to exchange controls, there can be no assurance that the absence of exchange controls will continue to exist. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available at such Note's maturity. In that event, the Company would make required payments in United States dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent Record Date. See 'Description of Medium-Term Notes, Series F -- Payment Currency'.

     Information concerning exchange rates for the Specified Currency, if other than United States dollars, in which principal of, premium, if any, and interest on the Notes is payable, as against the United States dollar at selected times during the last five years, as well as any exchange controls affecting such currencies, will be set forth in the applicable Pricing Supplement.

INDEXED NOTE RISKS

     An investment in Notes indexed, as to principal or interest or both, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional debt security. If the interest rate of such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount of such a Note is so indexed, the principal amount payable at maturity may be less than the original purchase price of such Note if allowed pursuant to the terms of such Note, including the possibility that no principal will be paid. The secondary market for such Notes will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN INDEXED NOTES AND THE SUITABILITY OF SUCH NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Notes constitutes the opinion of Sidley & Austin, special tax counsel to the Company. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the 'Code'), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including final Treasury Regulations concerning the treatment of debt instruments issued with original issue discount (the 'OID Regulations'), changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. These statements address only the tax consequences to persons holding Notes as capital assets and do not address the tax consequences of holding Notes to dealers in securities or currencies, persons holding Notes as a part of a 'hedging transaction' within the meaning of Treasury Regulations, or as a hedge against, or that are hedged against, currency risks, certain financial institutions, insurance companies, or United States Holders (as defined below) whose 'functional currency', as defined in section 985 of the Code, is not the U.S. dollar. Any special rules applicable to Floating Rate Notes, to the extent not discussed in this summary, will be set forth in an applicable Pricing Supplement, if appropriate. This summary does not discuss Original Issue Discount Notes which qualify as 'applicable high-yield discount obligations' under section 163(i) of the Code. Holders of such obligations may be subject to special rules which will be set forth in an applicable Pricing Supplement, if appropriate. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign jurisdictions, to their particular situations.

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
UNITED STATES HOLDERS

     As used herein, a 'United States Holder' means a beneficial owner of a Note who or which is, for United States federal income tax purposes, either (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) any trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. The term also includes certain holders who are former citizens of the United States whose income and gain from the Notes are subject to United States taxation. The term 'non-United States Holder' means a holder that is not a United States Holder.

     PAYMENTS OF INTEREST. Interest on a Note (whether paid in a foreign currency or in United States dollars) will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States federal income tax purposes. Special rules governing the treatment of interest received or accrued with respect to certain Floating Rate Notes, Foreign Currency Notes (as defined below) and Contingent Notes are described under 'Original Issue Discount Notes', 'Foreign Currency Notes' and 'Contingent Payment Notes', respectively, below.

     SALE, EXCHANGE OR RETIREMENT OF THE NOTES. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amount attributable to accrued but unpaid interest) and such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by any amounts of market discount and original issue discount (each as defined below), if any, previously includible in taxable income by such Holder with respect to such Note and reduced by any amortized bond premium and any principal payments received by such Holder and, in the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined below).

     Any gain or loss recognized upon the sale, exchange or retirement of a Note will generally be capital gain or loss, except that any such gain will be treated as ordinary income to the extent that such gain represents accrued market discount not previously included in the United States Holder's income or, in the case of a short-term Original Issue Discount Note (as defined below), to the extent of the ratable share of any original issue discount and except to the extent of any exchange gain or loss with respect to Foreign Currency Notes (see 'Foreign Currency Notes' below). In addition, under Treasury Regulations relating to contingent payment debt instruments discussed below under 'Contingent Payment Notes', gain recognized upon the sale, exchange or retirement of certain Notes that provide for contingent payments is interest income and any loss is an ordinary loss to the extent the United States Holder's total interest inclusions exceed the total net negative adjustments with respect to the Notes.

     Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitations on the deductibility of capital losses.

     MARKET DISCOUNT AND PREMIUM. If a United States Holder acquires a Note having a maturity date of more than one year from the date of its issuance and has a tax basis in the Note that is, in the case of a Note other than an Original Issue Discount Note, less than its 'stated redemption price at maturity' (as defined below), or, in the case of an Original Issue Discount Note, less than its 'revised issue price', the amount of the difference will be treated as 'market discount' for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a United States Holder is required to treat any principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute a payment of qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. If such Note is disposed of in certain otherwise nontaxable transactions, accrued market discount will be includible as ordinary income to the United States Holder as if such Holder had sold the Note at its then fair market value. A United States Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such Note.

     Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder makes an irrevocable election to compute the accrual on a constant yield basis. A United States Holder may elect to include market discount in income currently as it accrues (on either a straight-line or a constant yield basis), in which case the interest deferral rule set forth in the last sentence of the preceding paragraph will not apply. Such an election will apply to all bonds acquired by the United States Holder on or after the first day of the first taxable year to which such election applies, and may not be revoked without the consent of the Internal Revenue Service.

     In lieu of the foregoing rules, different rules apply in the case of Notes that provide for contingent payments where a United States Holder's tax basis in such a Note is less than the Note's adjusted issue price (determined under special rules set out in Treasury Regulations relating to contingent payment debt instruments). Accordingly, prospective purchases of Notes that provide for contingent payments should consult with their tax advisors with respect to the application of such rules to such Notes.

     If a United States Holder acquires a Note for an amount that is greater than its stated redemption price at maturity, the United States Holder will be considered to have purchased such Note at a premium and may elect to amortize such premium, using a constant yield method, over the remaining term of the Note. If such Note is callable prior to its maturity date, the amortizable bond premium is determined with reference to the amount payable on the call date, if it results in a smaller amortizable bond premium deduction. A United States Holder that elects to amortize bond premium must reduce its tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the Internal Revenue Service. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of a Note.

     On December 31, 1997, the Internal Revenue Service published final regulations on the amortization of bond premium. The final regulations describe the constant yield method under which such premium is amortized and provide that the resulting offset to interest income can be taken into account only as a United States Holder takes the corresponding interest income into account under such Holder's regular accounting method. In the case of instruments that may be redeemed at the option of the Company or repaid at the option of the United States Holder prior to maturity, such regulations provide that the premium is calculated by assuming that the Company will exercise or not exercise its redemption rights in the manner that maximizes the United States Holder's yield and the United States Holder will exercise or not exercise its repayment option in a manner that maximizes the United States Holder's yield. Such regulations are generally effective for debt instruments acquired on or after March 2, 1998.

     In lieu of the foregoing rules, different rules apply in the case of Notes that provide for contingent payments where a United States Holder's tax basis in such Note is greater than the Note's adjusted issue price (determined under special rules set out in the Treasury Regulations relating to contingent payment debt instruments). Accordingly, prospective purchasers of Notes that provide for contingent payments should consult with their tax advisors with respect to the applications of such rules to such Notes.

     A United States Holder that purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price but less than or equal to its stated redemption price at maturity will be considered to have purchased such Note at an 'acquisition premium'. Rules applicable to such a Holder are set forth under 'Original Issue Discount Notes' below.

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
ORIGINAL ISSUE DISCOUNT NOTES

     The following discussion is a summary of the principal United States federal income tax consequences to United States Holders of the ownership of Notes issued at an original issue discount for United States federal income tax purposes ('Original Issue Discount Notes'). The principal United States federal income tax consequences to non-United States Holders of the ownership of Original Issue Discount Notes are described under 'Non-United States Holders' below. Additional rules applicable to Original Issue Discount Notes that are denominated in a currency other than the U.S. dollar are described under 'Foreign Currency Notes' below.

     Under the Code and the OID Regulations, a Note whose 'issue price' is less than its 'stated redemption price at maturity' will generally be considered to have been issued at an original issue discount for United States federal income tax purposes. United States Holders of Original Issue Discount Notes that mature more than one year from the date of issuance generally will be required to include original issue discount in gross income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, in advance of receipt of the cash payments attributable to such income. However, if the difference between a Note's stated redemption price at maturity and its issue price is less than 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity (or, in the case of a Note providing for payments prior to maturity other than payments of 'qualified stated interest', the weighted average maturity), the Note will not be considered to have original issue discount. United States Holders of Notes with a de minimis amount of original issue discount will be required to include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Notes. Notwithstanding the foregoing, United States Holders may elect to include in gross income all interest that accrues on the Notes, including any stated interest, acquisition discount, original issue discount, market discount, de minimis original issue discount, de minimis market discount and unstated interest (as adjusted by amortizable premium and acquisition premium), by using the constant yield method described below with respect to original issue discount.

     The 'issue price' of a Note will equal the initial offering price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers) at which price a substantial amount of the Notes is sold. A Note's 'stated redemption price at maturity' is, generally, the principal amount payable at maturity plus any additional amounts payable under the debt instrument that do not constitute 'qualified stated interest'. 'Qualified stated interest' is defined to include stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note at a single fixed rate. Interest is payable at a single fixed rate only if the rate takes into account the length of the interval between payments.

     If a Floating Rate Note constitutes a 'variable rate debt instrument', qualified stated interest also includes stated interest that is payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note at a single 'qualified floating rate' or a single 'objective rate' (each as defined below). In order to qualify as a 'variable rate debt instrument', a Floating Rate Note must not provide for any stated interest other than stated interest, compounded or paid annually, at (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate or (iv) a single fixed rate and a single objective rate that is a 'qualified inverse floating rate' (as defined below). In each case, a qualified floating rate or objective rate in effect at any time during the term of the Note must be set at a 'current value' of that rate, which means the value of the rate on any day during the 15-month period beginning three months before, and ending one year after, the first day on which the value is in effect. In addition, the issue price of a variable rate debt instrument must not exceed the total noncontingent principal payments by more than a specified amount.

     Subject to certain exceptions, a variable rate of interest is a 'qualified floating rate' if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the Note is denominated. A variable rate will be considered a qualified floating rate if the variable rate equals (i) the product of an otherwise qualified floating rate and a fixed multiple (i.e., a Spread Multiplier) that is greater than .65 but not more than

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
1.35 or (ii) an otherwise qualified floating rate (or the product described in clause (i) of this sentence) plus or minus a fixed rate (i.e., a Spread). If the variable rate equals the product of an otherwise qualified floating rate and a single fixed multiplier greater than 1.35, however, such rate will generally constitute an objective rate, described more fully below. A variable rate will not be considered a qualified floating rate if the variable rate is subject to a maximum interest rate (a 'cap'), minimum interest rate (a 'floor') or 'governor' (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is reasonably expected as of the issue date to cause the yield on the Note to be significantly more or less than the expected yield determined without the restriction (other than a cap, floor or governor that is fixed throughout the term of the Note).

     An 'objective rate' is defined as a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information that is not within the control of the issuer (or related party) or that is unique to the circumstances of the issuer (or related party). A variable rate of interest on a Note will not be considered an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. A rate is a 'qualified inverse floating rate' only if (i) the rate is equal to a fixed rate minus a qualified floating rate and (ii) variations in the rate can reasonably be expected inversely to reflect contemporaneous variations in the cost of newly-borrowed funds.

     Under these rules, interest paid on Commercial Paper Rate Notes, Federal Funds Rate Notes, CD Rate Notes, LIBOR Notes, Treasury Rate Notes, Prime Rate Notes, CMT Rate Notes, other than certain Notes subject to caps, floors or governors described above, will generally be treated as 'qualified stated interest'.

     If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate.

     If a Note provides for (i) more than one qualified floating rate, (ii) a single fixed rate and one or more qualified floating rates or (iii) in certain cases a single fixed rate and a single objective rate, then all or a portion of the Note's stated interest may be treated as qualified stated interest. However, in certain instances a portion of that Note's stated interest will not be so treated, but instead will be included in the Note's stated redemption price at maturity. As a result, such Notes may be treated as being issued with original issue discount. The Company does not currently expect to issue Notes with the terms described in the first sentence of this paragraph. In the event such Notes are issued, the tax consequences to purchasers thereof will be discussed in the applicable Pricing Supplement.

     United States Holders of Original Issue Discount Notes will be required to include any payments of qualified stated interest in income at the time they are accrued or received, in accordance with the Holder's method of accounting for federal income tax purposes. The amount of original issue discount includible in income during a taxable year by a United States Holder of an Original Issue Discount Note that matures more than one year from its date of issuance will equal the sum of the daily portions of the original issue discount with respect to the Original Issue Discount Note for each day during the taxable year on which such Holder held the Original Issue Discount Note. The daily portion of the original issue discount on any Original Issue Discount Note is determined by allocating to each day in any 'accrual period' a ratable portion of the original issue discount allocable to such accrual period. A United States Holder of a Note may use accrual periods that are of any length and that vary in length over the term of the debt instrument provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The Company will specify the accrual period it intends to use with respect to Original Issue Discount Notes in the applicable Pricing Supplement. The original issue discount allocable to any accrual period is equal to the excess (if any) of (a) the product of the Original Issue Discount Note's 'adjusted issue price' at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of the accrual period) over (b) the sum of all qualified stated interest, if any, payable on such Original Issue Discount Note during such accrual period or allocable to such accrual period. The

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
'adjusted issue price' of an Original Issue Discount Note at the beginning of the first accrual period is its issue price, and the 'adjusted issue price' at the beginning of a subsequent accrual period is the issue price increased by the amount of original issue discount includible in the gross income of any holder (without reduction for any amortized acquisition premium) with respect to the Original Issue Discount Note for all prior accrual periods, and decreased by the amount of any payment previously made on such Note other than a payment of qualified stated interest. Under these rules, United States Holders of Original Issue Discount Notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A subsequent purchaser of an Original Issue Discount Note that purchases the Note at a cost lower than the remaining stated redemption price at maturity but greater than its adjusted issue price (i.e., at an 'acquisition premium') will also be required to include in gross income the sum of the daily portions of original issue discount on that Original Issue Discount Note. In computing the daily portions of original issue discount with respect to an Original Issue Discount Note for such a purchaser, however, the daily portion for any day is reduced by the amount that would be the daily portion for such day (computed in accordance with the rules set forth above) multiplied by a fraction, the numerator of which is the amount, if any, by which the price paid by the United States Holder for that Note exceeds the adjusted issue price and the denominator of which is the sum of the daily portions for that Note for all days beginning on the date after the purchase date and ending on the stated maturity date.

     In the case of an Original Issue Discount Note that matures one year or less from the date of its issuance (a 'short-term Original Issue Discount Note'), United States Holders that report income for United States federal income tax purposes on the accrual method and certain other United States Holders, including banks and dealers in securities, are required to include original issue discount on such short-term Original Issue Discount Notes on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. Any other United States Holder of a short-term Original Issue Discount Note is not required to accrue original issue discount for United States federal income tax purposes, unless it elects to do so. In the case of a United States Holder that is not required, and does not elect, to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing United States Holders that are not subject to the current inclusion requirement described in the first sentence of this paragraph will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry short-term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

     The OID Regulations contain certain language (the 'aggregation rules') stating in general that, with some exceptions, if more than one type of Note is issued in connection with the same transaction or related transactions, such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the applicable Pricing Supplement, the Company does not expect to treat different types of Notes as being subject to the aggregation rules for purposes of computing original issue discount.

NOTES SUBJECT TO CONTINGENCIES INCLUDING OPTIONAL REDEMPTION

     If a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to the general rules that govern contingent payment debt instruments described below under 'Contingent Payment Notes'.

     Notwithstanding the general rules for determining yield and maturity in the case of a Note subject to contingencies, if the Company or the United States Holder has an unconditional option or options that, if exercised, would require payments to be made on the Note under an alternative payment schedule or schedules, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options of the United States Holder, the United States Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. If both the Company and the United States Holder have options described in the preceding sentence, those rules apply to such options in the order in which they may be exercised. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a 'change in circumstances') then, except to the extent that a portion of the Note is repaid as a result of the change in circumstances and solely for the purposes of determining the amount and accrual of original issue discount, the yield and maturity of the Note are redetermined by treating the Note as having been retired and reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

FOREIGN CURRENCY NOTES

     The following discussion summarizes the principal United States federal income tax consequences to a United States Holder of the ownership and disposition of Notes, payments under which are denominated in or determined by reference to the value of one or more currency units other than the U.S. dollar (a 'Foreign Currency Note').

     The following summary is based upon the final Treasury Regulations issued under section 988 of the Code (the 'Section 988 Regulations') and upon Treasury Regulations proposed on March 17, 1992 (the 'Proposed Amendment to the Section 988 Regulations').

     INTEREST INCLUDIBLE IN INCOME UPON RECEIPT. An interest payment on a Foreign Currency Note that is not required to be included in income by the United States Holder prior to receipt of such payment will be includible in income by the United States Holder based on the U.S. dollar value of the foreign currency payment determined on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time. Such U.S. dollar value will be the United States Holder's tax basis in the foreign currency received.

     INTEREST INCLUDIBLE IN INCOME PRIOR TO RECEIPT. In the case of interest income on a Foreign Currency Note that is required to be included in income by the United States Holder prior to receipt of payment, a United States Holder will be required to include in income the U.S. dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. Unless the United States Holder makes the election discussed in the next paragraph, the U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The average rate of exchange for the accrual period (or partial period) is the simple average of the exchange rates for each business day of such period (or other method if such method is reasonably derived and consistently applied). Such United States Holder will recognize, as ordinary gain or loss, foreign currency exchange gain or loss with respect to accrued interest income on the date such income is actually received, reflecting fluctuations in currency exchange rates between the last day of the relevant accrual period and the date of payment. The amount of gain or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received in respect of such accrual period determined based on the exchange rate on the date such payment is received and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

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
     Under the so-called 'spot rate convention election', a United States Holder may, in lieu of applying the rules described in the preceding paragraph, elect to translate accrued interest income into U.S. dollars at the exchange rate in effect on the last day of the relevant accrual period for the original issue discount, market discount or accrued interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the taxable year. Additionally, if a payment of such income is actually received within five business days of the last day of the accrual period or taxable year, an electing United States Holder may instead translate such income into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service.

     PURCHASE, SALE, EXCHANGE OR RETIREMENT. A United States Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such Holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment or, in the case of an adjustment resulting from accrual of original issue discount or market discount, at the rate at which such original issue discount or market discount is translated into U.S. dollars under the rules described above. A United States Holder that converts U.S. dollars to a foreign currency and immediately uses that currency to purchase a Foreign Currency Note denominated in the same currency normally will not recognize gain or loss in connection with such conversion and purchase. However, a United States Holder that purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Holder's tax basis in the foreign currency and the U.S. dollar market value of the Foreign Currency Note on the date of purchase.

     For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange or retirement of a Foreign Currency Note, the amount realized upon such sale, exchange or retirement generally will be the U.S. dollar value of the foreign currency received, determined on the date of disposition in the case of an accrual basis United States Holder and on the date payment is received in the case of a cash basis United States Holder.

     The portion of any gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss. Such portion will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Foreign Currency Note determined on the date such Note is disposed of and (ii) the U.S. dollar value of the foreign currency principal amount of such Note determined at the exchange rate on the date such United States Holder acquired such Note. Any portion of the proceeds of such sale, exchange or retirement attributable to accrued interest will result in exchange gain or loss under the rules set forth above pertaining to payments of interest income. The foreign currency principal amount of a Foreign Currency Note generally equals, in the case of the original purchaser, the issue price in foreign currency of such Note, and in the case of a subsequent purchaser, the holder's purchase price in foreign currency. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States Holder on the sale, exchange or retirement of the Foreign Currency Note. Any gain or loss recognized by such a United States Holder in excess of such foreign currency gain or loss will be capital gain or loss (except to the extent of any accrued market discount or, in the case of a short-term Original Issue Discount Note, any accrued original issue discount).

     A United States Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such foreign currency. Any gain or loss realized by a United States Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

     OTHER MATTERS. Any gain or loss that is treated as ordinary income or loss, as described above, generally will not be treated as interest income or expense except to the extent provided in the Section 988 Regulations or by administrative pronouncements of the Internal Revenue Service.

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
     Market discount, acquisition premium and amortizable bond premium of a Foreign Currency Note are determined in the relevant foreign currency. The amount of such market discount or acquisition premium that is included in (or reduces) income currently is determined for any accrual period in the relevant foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period or with reference to the spot rate convention election as described above. Exchange gain or loss realized with respect to such accrued market discount or acquisition premium is determined and recognized in accordance with the rules relating to accrued interest described above. The amount of accrued market discount (other than the market discount that is included in income currently) taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of a Foreign Currency Note is the U.S. dollar value of such accrued market discount, determined on the date of receipt of such partial principal payment or upon the sale, exchange, retirement or other disposition, and no portion thereof is treated as exchange gain or loss. Exchange gain or loss with respect to amortizable bond premium is determined by treating the portion of premium amortized with respect to any period as a return of principal. With respect to a United States Holder of a Foreign Currency Note that does not elect to amortize premium under section 171 of the Code, the amount of premium, if any, is treated as a capital loss when such Note matures.

CONTINGENT PAYMENT NOTES

     If a Note (i) provides for contingent payments of either interest or principal, (ii) does not qualify as a variable rate debt instrument, (iii) is not a Note subject to section 988 of the Code, (iv) is not eligible to have its yield and maturity determined in the manner described above under 'Original Issue Discount Notes' and 'Notes Subject to Contingencies Including Optional Redemption' and (v) has a maturity at issue or more than one year (a 'Contingent Note'), the Contingent Note will generally be subject to special rules, set forth in Treasury Regulations, governing contingent payment debt instruments.

     The general tax treatment of Contingent Notes is as follows. First, the Company is required to determine, as of the issue date, the comparable yield for the Contingent Note. The comparable yield is generally the yield at which the Company would issue a fixed rate debt instrument with terms and conditions similar to those of the Contingent Note (including the level or subordination, term, timing of payments and general market conditions, but not taking into consideration the riskiness of the contingencies or the liquidity of the Contingent Note), but not less than the applicable federal rate announced monthly by the Internal Revenue Service (the 'AFR'). In certain cases where Contingent Notes are marketed or sold in substantial part to tax-exempt investors or other investors for whom the prescribed inclusion of interest is not expected to have a substantial effect on their United States tax liability, the comparable yield for the Contingent Note, without proper evidence to the contrary, is presumed to be the AFR.

     Second, solely for tax purposes, the Company constructs a projected schedule of payments determined under the OID Regulations for the Contingent Note (the 'Schedule'). The Schedule is determined as of the issue date and generally remains in place throughout the term of the Contingent Note. If a right to a contingent payment is based on market information, the amount of the projected payment is the forward price of the contingent payment. If a contingent payment is not based on market information, the amount of the projected payment is the expected value of the contingent payment as of the issue date. The Schedule must produce the comparable yield determined as set forth above. Otherwise, the Schedule must be adjusted under the rules set forth in the OID Regulations.

     Third, under the usual rules applicable to original issue discount and based on the Schedule, the interest income on the Contingent Note for each accrual period is determined by multiplying the comparable yield of the Contingent Note (adjusted for the length of the accrual period) by the Contingent Note's adjusted issue price at the beginning of the accrual period (determined under rules set forth in the OID Regulations). The amount so determined is then allocated on a ratable basis to each day in the accrual period that the United States Holder held the Contingent Note.

     Fourth, appropriate adjustments are made to the interest income determined under the foregoing rules to account for any differences between the Schedule and actual contingent payments. Under the

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
rules set forth in the OID Regulations, differences between the actual amounts of any contingent payments made in a calendar year and the projected amounts of such payments are generally aggregated and taken into account, in the case of a positive difference, as additional interest income, or, in the case of a negative difference, first as a reduction in interest income for such year and thereafter, subject to certain limitations, as ordinary loss.

     The Company is required to provide each United States Holder of a Contingent Note with the Schedule described above. If the Company does not create a Schedule or the Schedule is unreasonable, a United States Holder must set its own projected payment schedule and explicitly disclose the use of such schedule and the reason therefor. Unless otherwise prescribed by the Internal Revenue Service, the United States Holder must make such disclosure on a statement attached to the United States Holder's timely filed federal income tax return for the taxable year in which the Contingent Note was acquired.

     In general, any gain realized by a United States Holder on the sale, exchange, redemption, or retirement of a Contingent Note is interest income. In general, any loss on a Contingent Note accounted for under the method described above is ordinary loss to the extent it does not exceed such Holder's prior interest inclusions on the Contingent Note (net of negative adjustments). Special rules apply in determining the tax basis of a Contingent Note and the amount realized on the retirement of a Contingent Note.

     In the case of certain Contingent Notes, it is possible, depending on the terms of the Contingent Note, that such Note might not be treated as a debt instrument for federal income tax purposes but rather as a cash settlement option, a forward contract or in some other fashion. If such Notes are offered, the applicable Pricing Supplement will discuss the likely federal income tax treatment.

NON-UNITED STATES HOLDERS

     On October 14, 1997, final Treasury Regulations were issued which affect the United States taxation of non-United States Holders. The final regulations are effective for payments after December 31, 1998, regardless of the issue date of the Note with respect to which such payments are made, subject to certain transition rules. The discussion under this heading and under ' -- Backup Withholding and Information Reporting,' below, is not intended to be a complete discussion of the provisions of such regulations, and prospective purchasers of Notes are urged to consult their tax advisors with respect to the effect of such regulations.

     Under United States federal income tax law now in effect, and subject to the discussion of backup withholding in the following section, payments of principal and interest (including original issue discount) and premium by the Company or any paying agent to any non-United States Holder of a Note will not be subject to United States federal withholding tax, provided, in the case of interest, that (i) such Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such Holder is not for United States federal income tax purposes a controlled foreign corporation related to the Company through stock ownership, (iii) such Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and (iv) either (A) the beneficial owner of the Note certifies, under penalties of perjury, to the Company or paying agent, as the case may be, that such Holder is a non-United States Holder and provides such Holder's name and address, and U.S. taxpayer identification number, if any, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a 'financial institution') and holds the Note, certifies, under penalties of perjury, to the Company or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest (including original issue discount) made to the certifying non-United States Holder after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years.

     The final regulations provide optional documentation procedures designed to simplify compliance by withholding agents. Such regulations would not affect documentation rules described in the preceding paragraph, but would add 'intermediary certification' options for certain qualifying withholding agents. Under one such option, a withholding agent would be allowed to rely on Internal Revenue Service Form W-8 furnished by a financial institution or other intermediary on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the Internal Revenue Service and thus is a 'qualified intermediary.' Under another option, an authorized foreign agent of a U.S. withholding agent would be permitted to act on behalf of the U.S. withholding agent, provided certain conditions are met.

     For purposes of establishing entitlement to the withholding exemption described above, the final regulations treat as the beneficial owners of payments on a Note those persons that, under United States tax principles, are the taxpayers with respect to such payments. Thus, for example, the partners of a foreign partnership, rather than the partnership itself, would be required to provide the required certifications to qualify for such withholding exemption. For purposes of determining entitlement to the benefits of an income tax treaty, however, the tax principles in effect under the laws of the relevant foreign jurisdiction would control in identifying the beneficial owners of payments on the Notes, and therefore the persons entitled to claim treaty benefits and required to provide the relevant certifications.

     Notwithstanding the foregoing, interest described in section 871(h)(4) of the Code will be subject to United States federal withholding tax at a 30% rate (or such lower rate provided by an applicable treaty). In general, interest described in section 871(h)(4) of the Code includes (subject to certain exceptions) any interest the amount of which is determined by reference to receipts, sales or other cash flow of the Company or related person, any income or profits of the Company or a related person, any change in the value of any property of the Company or related person or any dividend, partnership distributions or similar payment made by the Company or related person. Interest described in section 871(h)(4) of the Code may include other types of contingent interest identified by the Internal Revenue Service in future Treasury Regulations. The Company does not currently expect to issue Notes the interest on which is described in section 871(h)(4) of the Code, and the United States federal withholding tax consequences of any such Notes issued by the Company will be described in the applicable Pricing Supplement.

     If a non-United States Holder is engaged in a trade or business in the United States and interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, the non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to United States federal income tax on such interest and original issue discount in the same manner as if it were a United States Holder. See 'United States Holders' and 'Original Issue Discount Notes' above. In lieu of the certificate described above, such a Holder will be required to provide to the Company a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such a Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (including original issue discount) on a Note will be included in such effectively connected earnings and profits if such interest and original issue discount are effectively connected with the conduct by the non-United States Holder of a trade or business in the United States.

     Generally, any gain or income realized upon the sale, exchange, retirement or other disposition of a Note will not be subject to United States federal withholding or income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the non-United States Holder or (ii) in the case of a non-United States Holder who is an individual, the non-United States Holder is present in the United States for 183 days or more in the taxable year of such sale, retirement or other disposition and either (a) such individual has a 'tax home' (as defined in section 911(d)(3) of the Code) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States.

     A Note held by an individual who is a non-United States Holder at the time of death will not be subject to United States federal estate tax on the Note if
(i) such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) at the time of such individual's death, the interest payments with respect to the

Notes would not have been effectively connected with a United States trade or business of such Holder and (iii) no portion of the value of the Note held by such estate is attributable to interest described in section 871(h)(4) of the Code (as described above).

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, a 31% backup withholding tax will apply if the non-corporate United States Holder (i) fails to furnish its Taxpayer Identification Number ('TIN'), which, for an individual, would be its Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed properly to report payments of interest and dividends or (iv) in certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     In the case of a non-United States Holder, under current Treasury Regulations, backup withholding and information reporting will not apply to payments of principal and interest made by the Company or any paying agent thereof on a Note with respect to which such Holder has provided the required certification under penalties of perjury of its non-United States Holder status or has otherwise established an exemption, provided that the Company or paying agent, as the case may be, does not have actual knowledge that the payee is a United States person (as defined in section 7701(a)(30) of the Code).

     In addition, if principal or interest payments are collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a Note, such custodian, nominee or other agent will not be required to apply backup withholding to such payments made to such beneficial owner and will not be subject to information reporting. However, if such custodian, nominee or other agent is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with its conduct of a United States trade or business for a specified three-year period, such custodian, nominee or other agent may be subject to certain information reporting requirements with respect to such payments unless it has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met or the beneficial owner otherwise establishes an exemption.

     Under applicable Treasury Regulations, payments on the sale, exchange or retirement of a Note to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with its conduct of a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption. Furthermore, the final regulations require backup withholding with respect to the payments described in this paragraph in the event that the custodian, nominee, agent or broker has actual knowledge that the beneficial owner is a United States person.

     Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax, provided that the required information is furnished to the Internal Revenue Service.

     Holders should consult their tax advisors regarding the application of information reporting and backup withholding to their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

                              PLAN OF DISTRIBUTION

     Unless otherwise provided in the applicable Pricing Supplement, the Notes are being offered on a continual basis by the Company through Agents, who have agreed to use their reasonable best efforts to solicit purchases of the Notes. The Company will pay an Agent a commission, in the form of a discount ranging from .050% to .750% of the principal amount of the Note sold through it as agent, depending upon maturity of the Note, except that the commission payable by the Company to the Agents with respect to Notes with maturities of greater than thirty years will be negotiated at the time the Company issues such Notes. The Company also may sell the Notes to any Agent, acting as principal, or to a group of underwriters for whom one or more Agents are acting as representatives, at a discount to be agreed upon at the time of sale (or if no compensation is indicated therein, in accordance with the agreed schedule of commissions as set forth on the cover of this Prospectus Supplement), for resale to investors or dealers at varying prices related to prevailing market prices at the time of resale, to be determined by the Agents or, if so agreed, at a fixed public offering price. The Agent, acting as principal, may sell Notes it has purchased from the Company to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with such purchase from the Company to such dealers. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and the discount may be changed. In addition, the Company may arrange for the Notes to be sold through other agents, dealers or underwriters or may sell the Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so. In the case of sales made directly by the Company, no commission will be payable.

     The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Agents will have the right, in their reasonable discretion, to reject any offer to purchase Notes received by them in whole or in part.

     The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof. The Agents may be deemed to be 'underwriters' within the meaning of the Securities Act.

     The Company may offer an additional series of medium-term notes of the Company outside the United States to prospective non-United States Holders. Such other series of medium-term notes may have terms substantially similar to the terms of the Notes offered hereby (but will constitute a separate series for purposes of the Indenture), and will be offered in bearer form only. Such other series of medium-term notes will reduce correspondingly the principal amount of Notes which may be offered by this Prospectus Supplement and the Prospectus. In addition, the amount of Notes which may be offered will be reduced by the aggregate principal amount of any other securities and the purchase price of any warrants issued by the Company inside or outside the United States under the Registration Statement.

     Each of the Agents may from time to time purchase and sell Notes in the secondary market, but is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes.

PROSPECTUS
                                 $5,000,000,000

                                     [LOGO]

               DEBT SECURITIES, DEBT WARRANTS, CURRENCY WARRANTS,
                   INDEX WARRANTS, AND INTEREST RATE WARRANTS
                            ------------------------

     AT&T Capital Corporation ('AT&T Capital' or the 'Company'), an indirect wholly-owned subsidiary of Newcourt Credit Group Inc. ('Newcourt'), directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may offer and sell from time to time, one or more series of (i) debt securities (the 'Debt Securities') of the Company, (ii) warrants to purchase Debt Securities (the 'Debt Warrants'), (iii) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash equal to the cash value of the right to purchase (the 'Currency Call Warrants') or to sell (the 'Currency Put Warrants' and, together with the Currency Call Warrants, the 'Currency Warrants') a certain amount of one currency or currency unit for a certain amount of a different currency or currency unit, all as shall be designated by the Company at the time of offering, (iv) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash determined by reference to decreases (the 'Index Put Warrants') or increases (the 'Index Call Warrants') in the level of a specified index (an 'Index') which may be based on one or more U.S. or foreign stocks, bonds or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, or determined by reference to the differential between any two Indices (the 'Index Spread Warrants' and, together with the Index Put Warrants and the Index Call Warrants, the 'Index Warrants') or (v) warrants entitling the holders thereof to receive from the Company, upon exercise, an amount in cash determined by reference to decreases (the 'Interest Rate Put Warrants') or increases (the 'Interest Rate Call Warrants' and, together with the Interest Rate Put Warrants, the 'Interest Rate Warrants' and, together with the Index Warrants, the Currency Warrants and the Debt Warrants, the 'Warrants') in the yield or closing price of one or more specified debt instruments issued either by the United States government or by a foreign government (the 'Sovereign Debt Instrument'), in the interest rate or interest rate swap rate established from time to time by one or more specified financial institutions (the 'Rate') or in any specified combination of Sovereign Debt Instruments and/or Rates, for an aggregate offering price of up to $5,000,000,000, or the equivalent thereof in one or more foreign currencies or currency units (such amount being the aggregate proceeds to the Company from all Debt Securities, Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants (collectively, the 'Securities') issued and the aggregate exercise price of any Debt Securities issuable upon the exercise of any Debt Warrants). Securities may be offered either together or separately and in one or more series or amounts, at prices and on terms to be determined at the time of sale. The Securities will receive the benefit of an irrevocable unconditional Newcourt guarantee. See 'The Company -- Relationship with Newcourt.' If this Prospectus is being delivered in connection with the offering and sale of Debt Securities, the specific designation, aggregate principal amount, the currency or currency unit for which the Debt Securities may be purchased and in which the principal and interest, if any, is payable, the rate (or method of calculation) and time of payment of interest, if any, authorized denominations, maturity, any redemption terms, and any other terms in connection with such offering and sale are set forth in the accompanying Prospectus Supplement and pricing supplement (together, the 'Prospectus Supplement'). If this Prospectus is being delivered in connection with the offering and sale of Warrants, the specific designation and aggregate number thereof, the currency or currency unit for which the Warrants may be purchased and/or in which the cash settlement value or the exercise price, if applicable, is payable, the method of calculation of the cash settlement value, if applicable, the date on which such Warrants become exercisable and the expiration date, provisions, if any, for the automatic exercise and/or cancellation prior to the expiration date, and any other terms in connection with such offering and sale will be set forth in the Prospectus Supplement. The Company reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. The Debt Securities and Debt Warrants may be issued in registered or bearer form (in the case of Debt Securities, with or without interest coupons) or both or, in the case of Debt Securities, in uncertificated form. The Currency Warrants, Index Warrants and Interest Rate Warrants will be issued in registered form only. In addition, all or a portion of the Securities of a series may be issued in temporary or permanent global form. Debt Securities in bearer form will be offered only outside the United States to non-United States persons and to offices located outside the United States of certain United States institutions. See 'Description of the Debt Securities -- Limitations on Issuance of Bearer Debt Securities.' The initial public offering price, the agent, dealer or underwriter, if any, in connection with the offering and sale of the Securities, a discussion of certain federal income taxation consequences to holders of Securities and, if applicable, a discussion of certain risks associated with an investment in Securities will be set forth in the Prospectus Supplement.

     THE SECURITIES ARE NOT GUARANTEED OR SUPPORTED IN ANY WAY BY AT&T CORP. ('AT&T').
                            ------------------------

SEE RISK FACTORS ON PAGE 3 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT
                               IN THE SECURITIES.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
   PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     If an agent of the Company or a dealer or an underwriter is involved in the sale of the Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's or underwriter's discount is set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities less such discount in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. The aggregate proceeds to the Company from all the Securities will be the purchase price of the Securities sold, less the aggregate of agents' commissions and dealers' and underwriters' discounts and other expenses of issuance and distribution. The net proceeds to the Company from the sale of Securities offered pursuant to a particular Prospectus Supplement are also set forth in such Prospectus Supplement. See 'Plan of Distribution' for possible indemnification arrangements for the agents, dealers and underwriters.

May 5, 1998

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE.

                            ------------------------

     THE GUARANTOR IS A CANADIAN ISSUER THAT IS PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS PROSPECTUS INSOFAR AS IT RELATES TO THE GUARANTOR AND THE GUARANTEE IN ACCORDANCE WITH THE DISCLOSURE REQUIREMENTS OF ITS HOME JURISDICTION. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES. THE FINANCIAL STATEMENTS OF THE GUARANTOR INCLUDED OR INCORPORATED BY REFERENCE HEREIN, HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS, AND SUCH FINANCIAL STATEMENTS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

     THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER THE FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT THE GUARANTOR IS INCORPORATED AND ORGANIZED UNDER THE LAWS OF THE PROVINCE OF ONTARIO, THAT SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF CANADA, THAT SOME OR ALL OF THE EXPERTS NAMED IN THE REGISTRATION STATEMENT MAY BE RESIDENTS OF CANADA AND THAT A SUBSTANTIAL PORTION OF THE ASSETS OF THE GUARANTOR AND SAID PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') a Registration Statement on Form S-3, pursuant to the Securities Act of 1933, as amended (the 'Securities Act'), and the rules and regulations promulgated thereunder, with respect to the Securities offered hereby. Newcourt has filed with the Commission a Registration Statement on Form F-9 pursuant to the Securities Act and the rules and regulations promulgated thereunder with respect to the Guarantee of the Securities offered hereby. The term 'Registration Statement' means the combined Registration Statement of the Company on Form S-3 and the Registration Statement of Newcourt on Form F-9 and includes all amendments, exhibits and schedules thereto. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made.

     The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files periodic reports and other information with the Commission. The Registration Statement, as well as such reports and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

     Statements made in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to such exhibit or other filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company (File No. 001-11237) with the Commission and are incorporated by reference in the Prospectus that constitutes a part of the Registration Statement on Form S-3:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997; and

     (2) The Company's Current Reports on Form 8-K dated March 9, 1998, March 4, 1998, February 20, 1998, February 9, 1998, January 12, 1998, January 5, 1998, November 19, 1997, May 30, 1997, May 12, 1997 and February 12,
         1997, respectively and the Company's Current Reports on Form 8-K/A dated March 17, 1998 (amending the Report on Form 8-K dated January 12,
         1998), February 18, 1998 (amending the Report on Form 8-K dated February 9, 1998) and February 11, 1998 (amending the Report on Form 8-K dated November 19, 1997).

     The following documents have been filed by Newcourt (File No. 001-14604) with the Commission and are incorporated by reference in the Prospectus that constitutes a part of the Registration Statement on Form F-9:

          (1) the Renewal Annual Information Form of Newcourt dated May 2, 1997 on Form 40-F;

          (2) the audited comparative consolidated financial statements of Newcourt and the auditors' report there on for the fiscal year ended December 31, 1997 on Form 6-K; and

          (3) the Management Information Circular of Newcourt dated February 4, 1998, except the sections entitled 'Compensation and Conduct Review Committee', 'Report on Executive Compensation', 'Corporate Governance' and the 'Share Performance Graph' on Form 6-K.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     COPIES OF THE ABOVE DOCUMENTS OF THE COMPANY MAY BE OBTAINED UPON REQUEST WITHOUT CHARGE FROM AT&T CAPITAL CORPORATION, 44 WHIPPANY ROAD, MORRISTOWN, NJ 07962-1983 (TELEPHONE NUMBER 973-397-3000), ATTENTION: TREASURY DEPARTMENT; COPIES OF THE ABOVE DOCUMENTS OF NEWCOURT MAY BE OBTAINED UPON REQUEST WITHOUT CHARGE FROM NEWCOURT CREDIT GROUP INC., BCE PLACE, 181 BAY STREET, SUITE 3500, P.O. BOX 827, TORONTO, ONTARIO, CANADA M5J2T3 (TELEPHONE NUMBER 416-777-6066),
ATTENTION: COMMUNICATIONS DEPARTMENT.

                                  RISK FACTORS

     The following risk factors in addition to the other information included in this Prospectus should be given careful consideration. To the extent any of the information constitutes a 'forward-looking statement' for purposes of Section 21E(i) of the Exchange Act or Section 27A(i) of the Securities Act, the risk factors set forth below are meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, and no assurance can be given that actual results will not in fact differ materially.

RISKS RELATED TO PLANS INVOLVING NEWCOURT

     Integration of Business. Both the Company and Newcourt have completed a number of acquisitions during the past five years. Integration of these two businesses will require a significant amount of management's time. Diversion of management attention from the Company's existing business could have a material adverse impact on the revenues and operating results of the Company.

     Guarantee of Certain Newcourt Debt. In connection with the Newcourt Acquisition (as defined below), on February 20, 1998 the Company entered into an agreement pursuant to which the Company will guarantee (the 'Company Guarantee') the payment of certain indebtedness and liquidity facilities issued, guaranteed or entered into by Newcourt (as amended, supplemented, restated or replaced, collectively, the 'Newcourt Debt Securities') for the timely benefit of the holders of the Newcourt Debt Securities (collectively, the 'Newcourt Noteholders'). A copy of the Company Guarantee is filed as Exhibit 10 to the Company's Current Report on Form 8-K dated February 20, 1998 filed on March 12, 1998.

     Because the Company Guarantee is anticipated to cover future indebtedness under various documents evidencing or relating to the Newcourt Debt Securities, as well as amendments, supplements, restatements or replacements of or to the Newcourt Debt Securities, the aggregate outstanding principal amount of the Newcourt Debt Securities to be covered by the Company Guarantee is expected to increase in the future.

     The Company's obligations under the Company Guarantee represent an irrevocable and unconditional guarantee of the due and punctual payment to the Newcourt Noteholders, on demand, whether at stated maturity or otherwise, of all debts, liabilities and obligations of Newcourt under the Newcourt Debt Securities, including present and future, direct and indirect, absolute and contingent and matured and unmatured debts, liabilities and obligations. The liability of the Company under the Company Guarantee is anticipated to be unlimited as to amount and to be absolute and unconditional irrespective of any conditions or circumstances that might otherwise constitute a defense available to the Company or Newcourt, including any defense based on the lack of validity or the unenforceability of the Newcourt Debt Securities or any defense or counterclaim available to Newcourt.

     Sensitivity to Ratings on Debt. As a result of the consummation of the Newcourt Acquisition, each of the four statistical rating organizations that have been rating the Company's securities maintained or upgraded their respective ratings on the Company's short-term and (where applicable) long-term senior unsecured debt. No assurance can be given that any or all of such rating organizations will not at any future time or from time to time establish different ratings on the Company's senior unsecured short-term or long-term debt. To the extent that any of such rating organizations assigns a lower rating than the existing ratings, such downgrading would result in relatively higher borrowing costs for the Company, reduce its access to its traditional funding sources and reduce its competitiveness, particularly if any such assigned rating is in a generic rating category that signifies that the relevant debt of the Company is less than investment grade. In addition, certain ratings downgrading could result in the termination of one or more of the License Agreements with AT&T and NCR (as defined below) or the 1998 Lucent Agreement (as defined below). See ' -- Changes in Relationship with AT&T/Lucent/NCR -- Operating and Certain Other Agreements with AT&T/Lucent/NCR' below. Any such downgrading could have a material adverse effect on the Company.

     Liquidity and Debt Service. The Company's business requires substantial amounts of cash to support its growth and operations. The Merged Company's (as defined below) ability to obtain funds and the cost of such funds could be affected by its credit rating and restrictions contained in existing or future debt instruments and by other events beyond its control, such as interest rates, general economic conditions and the perception of its business, results of operations, leverage, financial condition and business prospects.

     Securitization Program. The Company's securitization transactions, structured as both private conduit programs and the sale of publicly offered securities, are an important part of the Company's financing to manage its leverage ratio and to transfer credit risk. Any delay in the securitization of finance receivables would cause leverage to fluctuate, postpone the recognition of the gain on such finance receivables and cause the Company's net income to fluctuate from period to period.

CONTINUITY OF MANAGEMENT

     The Merged Company's success depends to a significant extent upon the continued services of its management. There is no assurance that any of Newcourt's or the Company's existing officers and key employees will remain in their current positions for any period of time following the date hereof. The unavailability of the continued services of such persons could have a material adverse effect on the Company's business.

CHANGES IN RELATIONSHIPS WITH AT&T/LUCENT/NCR

     RELIANCE ON MAJOR VENDORS. A substantial portion of the Company's net income is attributable to the financing provided by the Company to customers of AT&T Corp. ('AT&T'), Lucent Technologies Inc. ('Lucent') and NCR Corporation ('NCR') with respect to products manufactured or distributed by them ('AT&T/Lucent/NCR Products') and, to a lesser extent, to AT&T, Lucent and NCR as end-users, primarily with respect to the lease of information technology and other equipment to them as end-users and the administration and management of certain leased assets on behalf of AT&T, Lucent and NCR. The Company's commercial relationships with AT&T, Lucent and NCR are currently governed by certain agreements.

     Although the proportion of the Company's total revenues from sources not attributable to AT&T, Lucent and NCR has grown over the last several years, a substantial portion of the Company's net income has been generated by the Company's relationship with AT&T, Lucent and NCR. A significant decrease in the portion of the sales of the AT&T/Lucent/NCR Products that are financed by the Company, or in the absolute amount of AT&T, Lucent and/or NCR product sales (in either case, particularly with respect to Lucent), or in the amount of transactions effected by the Company with AT&T, Lucent and/or NCR as end-user (particularly with respect to AT&T) would have a material adverse effect on the Company's results of operations and financial condition.

     Operating and Certain Other Agreements with AT&T/Lucent/NCR. The initial terms of each of the Operating Agreements (see 'The Company -- Relationship with AT&T/Lucent/NCR') (pursuant to which, among other things, the Company serves as preferred provider of financing services and has certain related and other rights and privileges in connection with the financing of equipment of the customers of AT&T and NCR) will expire on August 4, 2000, but will be automatically renewed for successive two-year periods unless either party thereto gives the other a non-renewal notice at least one year prior to the end of the initial or renewal term. Neither AT&T nor NCR is required to renew the term of its Operating Agreement beyond the expiration of the current term on August 4, 2000.

     On March 9, 1998, Newcourt signed a new five-year agreement with Lucent (the '1998 Lucent Agreement') which expands the global financing program established to serve Lucent's business systems customers. The term of the 1998 Lucent Agreement is from October 1, 1997 through September 30, 2002. The 1998 Lucent Agreement replaces the Lucent Operating Agreement (as defined below) and the letter agreements between the Company and Lucent, the initial terms of which were scheduled to expire on August 4, 2000. See 'The Company -- Relationship with AT&T/Lucent/NCR' below. In addition to the extended term of the 1998 Lucent Agreement, other changes from the previous Lucent Operating Agreement include Newcourt being the preferred provider of financing services for a greater portion of Lucent's equipment and related product sales, a change in the methodology in calculating the amount required to be paid to Lucent (based upon specific financial, service and performance levels tied to compensation) which is expected to result in an increase in such amount, and a single point of contact for customers. The 1998 Lucent Agreement also includes certain early termination provisions and a buy-out option that could have a material impact on the Company's future operations, if exercised. Lucent is not required to renew the term of the 1998 Lucent Agreement beyond the current term. In the event of either (a) an early termination or buy-out or (b) a non-renewal of the 1998 Lucent Agreement by Lucent, Newcourt will have an extended wind-down period with cost recovery.

     The impact of the 1998 Lucent Agreement on the Company's future net income is at this time unknown. While there is a possibility that the Company's future net income from Lucent transactions may increase as a result of an anticipated increase in financing volume arising from Newcourt being the preferred provider of financing services for a greater portion of Lucent's equipment and related product sales, there also is a possibility that the Company's future net income from Lucent transactions may decrease as a result of the increased amounts due to Lucent under the 1998 Lucent Agreement.

     Although the Company intends to seek to maintain and improve its existing relationships with Lucent, NCR and AT&T, no assurance can be given that the Operating Agreements or the 1998 Lucent Agreement, will be extended beyond their respective termination dates or, if extended, that the terms and conditions thereof will not be modified in a manner adverse to the Company. Failure to renew the Operating Agreements and the 1998 Lucent Agreement, on terms not adverse to the Company could have a material adverse effect on the Company. Moreover, in certain circumstances the Operating

Agreements and the 1998 Lucent Agreement may be terminated prior to their respective expiration dates.

CERTAIN INCREASED COSTS AND EXPENSES

     As a result of the Newcourt Acquisition and the related integration plan for the Merged Company, AT&T Capital's net income will be adversely impacted over the next eighteen months. Such integration plan is expected to result in additional costs which include, but are not limited to, severance and other employee benefit costs, systems conversions, location closures and other restructuring costs.

     AT&T Capital is targeting to reduce its ratio of operating expenses to owned and managed assets over the next few years. These reductions are expected to result from extensive cost savings programs and economies of scale in processing operations, administration and centralized services. While it is anticipated that these savings will be recognized, any unanticipated event in the integration of the businesses by both Newcourt and AT&T Capital may require significant management time and cause a delay in recognition of the cost savings.

COMPETITION

     The equipment leasing and finance industry in which the Company operates is highly competitive and is undergoing a process of consolidation. As a result, certain of the Company's competitors' relative cost bases have been reduced. Participants in the industry compete through price (including the ability to control costs), risk management, innovation and customer services. Principal cost factors include the cost of funds, the cost of selling to or obtaining new end-user customers and vendors and the cost of managing portfolios. The Company's competitors include captive or related leasing companies (such as General Electric Capital Corporation and IBM Credit Corporation), independent leasing companies (such as Comdisco, Inc.), certain banks engaged in leasing, lease brokers and investment banking firms that arrange for the financing of leased equipment, and manufacturers and vendors which lease their own products to customers. In addition, the Company competes with all banking and other financial institutions, manufacturers, vendors and others who extend or arrange credit for the acquisition of equipment, and in a sense, with end-users' available cash resources to purchase equipment that the Company may otherwise finance. Many of the competitors of the Company are large companies that have substantial capital, technological and marketing resources; some of these competitors are significantly larger than the Company and have access to debt at a lower cost than the Company. In addition, the Company may not have, in the immediate future, access to sufficient U.S. Federal tax capacity to pursue efficiently U.S. tax based lease financing.

CERTAIN OTHER RISKS

     The Company is subject to certain other risks including the risk that its allowance for credit losses may not prove adequate to cover ultimate losses and that its estimated residual values will not be realized at the end of the lease terms. There can be no assurance that such allowance will prove adequate to cover losses in connection with the Company's investment in finance receivables, capital leases and operating leases or that such residual values (which have historically been a significant element of the net income of the Company) will be realized.

READINESS FOR YEAR 2000

     Prior to its acquisition by Newcourt, AT&T Capital had begun addressing the Year 2000 issue, also known as the 'millennium bug'. This included inventories of most systems as well as some conversion effort on major systems.

     The Merged Company (as defined below) is addressing the Year 2000 issue from a global perspective. In early 1998, the Merged Company established a global Year 2000 Program Office to provide oversight from both a business and technical perspective. The program will coordinate vendors, consultants and regional Year 2000 resources. The Merged Company, including AT&T Capital, plans to convert its critical systems by the end of 1998 with conversion of remaining systems and compliance testing and certification to be completed in 1999. As part of the integration strategy, the Merged Company plans to aggressively consolidate onto a limited set of identified Year 2000 compliant systems in order to achieve operational efficiencies and to minimize the Year 2000 exposures and costs.

     Management does not anticipate that the total cost to the Company of these Year 2000 compliance activities will be material to its financial position or results of operations in any given year.

                                  THE COMPANY

GENERAL

     AT&T Capital Corporation ('AT&T Capital' or the 'Company') is a full-service, diversified equipment leasing and finance company that operates principally in the United States and also has operations in Europe, Canada, the Asia/Pacific region, Mexico and South America. The Company is one of the largest equipment leasing and finance companies in the United States and is the largest lessor of telecommunications equipment in the United States, in each case, based on the aggregate value of equipment leased or financed.

     AT&T Capital's principal executive offices are located at 44 Whippany Road, Morristown, New Jersey 07962 and its telephone number is (973) 397-3000.

     AT&T Capital, through its various subsidiaries, leases and finances a wide variety of equipment, including telecommunications equipment (such as private branch exchanges, telephone systems and voice processing units), information technology equipment (such as personal computers, retail point of sale systems and automated teller machines), general office, manufacturing and medical equipment ('General Equipment'), and transportation equipment. In addition, AT&T Capital provides franchise financing for franchisees and financing collateralized by real estate. At December 31, 1997, the Company's portfolio assets (investment in finance receivables, capital leases and operating leases) were comprised of, or collateralized by, General Equipment (33%), information technology equipment (22%), telecommunications equipment (22%), loans secured by real estate (12%) and transportation equipment (11%). The Company's leasing and financing services are marketed (i) to customers of equipment manufacturers, distributors and dealers with which the Company has a marketing relationship for financing services and (ii) directly to end-users of equipment. The Company's approximately 500,000 customers include large global companies, small and mid-sized businesses and federal, state and local governments and their agencies.

     During the period since its founding in 1985, the Company has achieved significant growth in assets, finance volume (total principal amount of loans and total cost of equipment associated with finance and lease transactions recorded by the Company and the increase, if any, in outstanding inventory financing and asset-based lending transactions), revenues and net income. At December 31, 1997, the Company's total assets were $8.8 billion, an increase of 8.4% over the prior year-end; finance volume for 1997 was $5.7 billion, an increase of 8.0% over 1996; total revenues for 1997 were $1.8 billion, a decrease of 7.1% from 1996; and net income of $21.0 million for 1997 was 87.5% less than the Company's net income for 1996. The 1997 decrease in total revenues was primarily due to lower capital lease revenue resulting from the Company's securitization program, introduced by its $3.1 billion asset securitization in October 1996, and lower securitization gains, net of service fee revenue. The 1997 decrease in net income was due to the decline in total revenues as previously discussed, higher costs due to increased leverage associated with the Company's post-1996 merger capital structure and certain restructure charges of $23.0 million, certain other severance charges of $13.9 million and a net loss on the December sales of the Company's commercial fleet automotive and inventory finance businesses and the anticipated sale of the Company's remaining U.S. consumer automotive business of $12.2 million, all on an after-tax basis. The restructure charges and net loss on sales of businesses were the result of the Company's continued objective to streamline costs, improve operating efficiencies and exit non-strategic businesses.

     AT&T Capital provides its financial products and services to its worldwide customers and clients through three principal market channels: Vendor Finance, Direct Customer Finance and International Finance. For the year ended December 31, 1997, the percentage of the Company's aggregate finance volume derived from the Company's Vendor Finance, Direct Customer Finance and International Finance programs was 40%, 33% and 27%, respectively. See 'The Merged Company' below.

     AT&T Capital seeks to implement its strategies by taking advantage of what it believes are its competitive strengths: (i) high-volume processing capabilities that enable it to serve a large number of customers in a timely and efficient manner; (ii) significant experience in structuring and managing financing programs tailored to specific customer needs; (iii) risk management skills (including initial credit review and residual value assessment and continuing portfolio management capabilities); (iv) asset management skills (including equipment remarketing skills that enhance the ability of the Company to realize the residual values of its equipment); and (v) financial structuring capabilities.

     The Company was founded in 1985 by AT&T as a captive finance company to assist AT&T's equipment marketing and sales efforts by providing its customers with sophisticated financing. AT&T Capital has operated independently since its initial public offering in 1993 (the 'IPO').

     On October 1, 1996, the Company consummated a merger (the 'Merger') with Antigua Acquisition Corporation, a Delaware corporation ('Merger Sub'), pursuant to an Agreement and Plan of Merger (the 'Merger Agreement') among AT&T, the former indirect owner of approximately 86% of the outstanding common stock of the Company, Hercules Holdings (Cayman) Limited, a Cayman Islands corporation ('Holdings'), and Merger Sub, a majority-owned subsidiary of Holdings. Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company, with the Company continuing its corporate existence under Delaware law as the surviving corporation.

NEWCOURT ACQUISITION

     On November 17, 1997, Newcourt agreed to acquire all of the issued and outstanding common shares of the Company. On January 12, 1998 the acquisition of the shares of the Company by Newcourt (the 'Newcourt Acquisition') was completed and the Company became an indirect wholly-owned subsidiary of Newcourt. The aggregate purchase price paid by Newcourt on the acquisition closing was approximately $1.6 billion (C$2.3 billion). Of this amount, approximately $1.0 billion (C$1.5 billion) was paid in cash and the remaining approximately $0.6 billion (C$0.8 billion) was satisfied by the issuance of approximately 17.6 million common shares of Newcourt to Holdings, which is indirectly owned by Nomura International plc and which owned 97.4% of the outstanding shares of the Company. Holdings has agreed, subject to certain exceptions, that such Newcourt common shares shall not be sold, transferred or otherwise disposed of for periods of six, twelve and eighteen months following the acquisition closing.

THE MERGED COMPANY

     The resulting combination of Newcourt and the Company (the 'Merged Company') has created one of the largest providers of vendor finance in the world, and one of the world's largest non-bank commercial asset finance companies. With corporate headquarters in Toronto, Canada, the Merged Company has approximately $23.5 billion (C$33.7 billion) of owned and managed assets at December 31, 1997. In addition, the Merged Company remains well capitalized with equity of $2.7 billion (C$3.9 billion) resulting in a leverage ratio (defined as total debt to total equity plus preferred securities) of 3.2 times at December 31, 1997.

     The Merged Company's international origination and servicing capabilities now span 24 countries around the globe. The acquisition provides a platform that enables both Newcourt and the Company to better serve their respective manufacturing clients in Canada, the U.S. and the U.K. and creates new opportunities for serving clients in the Asia/Pacific region, Europe, Mexico and South America.

     The businesses of Newcourt and the Company are complementary in many respects. The Company possesses asset management and processing skills, systems capabilities, a broad range of clients, a solid credit underwriting performance and a consistent operating history. Newcourt originates asset finance business through innovative financing techniques, provides focused client services and complementary product offerings. In addition, both Newcourt and the Company have a conservative risk management culture.

     The Merged Company will offer its financing services to clients through three primary business units: Newcourt Financial, Newcourt Capital, and Newcourt Services. Newcourt Financial, the Merged Company's commercial finance business, will provide asset-based financing for a variety of equipment to vendors and customers. Newcourt Capital, the Merged Company's corporate finance business, will provide structured corporate finance to a growing list of international clients, including major corporations, governments and agencies. Finally, Newcourt Services, the Merged Company's control, growth and support services, will be responsible for the underwriting, funding, administration and risk management needs of Newcourt Financial and Newcourt Capital.

     Newcourt Financial offers its lending services through select strategic relationships with equipment manufacturers, dealers and distributors and certain professional associations and organizations. Newcourt Financial's strategy focuses on the creation, maintenance and enhancement of vendor programs ensuring its position as the premier provider of global asset based financial products. Newcourt Financial focuses on the following sectors: Transportation and Industrial Finance, Technology Finance, Telecommunications Finance, Business Finance, Specialty Finance, Technology Services, International/Joint Ventures, and Operations.

     Newcourt Capital is the corporate finance business which provides asset based financing for high value assets and related advisory services to equipment manufacturers, corporate clients, governments and public sector agencies. Newcourt Capital focuses on the following sectors: Aerospace Finance, Rail Finance, Public Sector Finance, Project Finance, Structured Finance, Telecommunication and Media Finance, Business Finance, and Underwriting and Syndication.

     Newcourt Services is the service business unit responsible for providing cost effective control and support services to Newcourt Financial and Newcourt Capital. Newcourt Services consists of the following corporate functions:
Treasury, Credit and Risk Management, Financial Reporting and Administration, Human Resources, Communications & Marketing, Tax Planning and Compliance, Systems Development, and Quality Assurance.

     A successful integration is key to the Merged Company's future performance, which makes it imperative that the Company be quickly and effectively integrated. To this end, the Merged Company has established an integration office to oversee the implementation of the merger. The integration office consists of 6 full time senior management members and 11 task forces staffed by 90 employees of the Company and Newcourt.

     Going forward, the Merged Company will focus a great deal of attention on the significant cost saving opportunities created by geographic and business segment synergies. The Merged Company plans to achieve substantial cost reductions through the consolidation of facilities, systems and functions in Canada, the U.S. and the U.K.

     The Company has provided an irrevocable unconditional guarantee of payment of certain of Newcourt's outstanding and future debt instruments as well as a subordinated guarantee of certain affiliate debentures and certain distribution, redemption and liquidation payments in connection with the issuance and sale by the Company of certain affiliate preferred securities. Likewise Newcourt will provide an irrevocable unconditional guarantee of all Securities.

RELATIONSHIP WITH NEWCOURT

     Newcourt is an independent financial services company which originates and manages asset-based financings. Newcourt was formed in 1984 as an investment bank which originated and structured asset based financings for the corporate and institutional asset finance market and syndicated such financings to Canadian financial institutions. In 1988, Newcourt broadened its activities to include vendor and direct equipment financing.

     Newcourt and its subsidiaries originate their asset-based financings by providing services to specific segments of the vendor asset finance market and corporate and institutional asset finance market. Newcourt's strategy has been to sell and manage, rather than own, the majority of the finance assets it and its subsidiaries originate, thereby reducing its capital requirements. Consequently, Newcourt's consolidated revenues are generated primarily by gains and fees earned from the sale of financings it and its subsidiaries originate and by management fees earned following such sales.

     Newcourt's principal executive offices are located at BCE Place, 181 Bay Street, Suite 3500, P.O. Box 827, Toronto, Ontario, Canada M5J 2T3 and its telephone number is (416) 594-2400.

     As of December 31, 1997, on a Canadian GAAP basis, Newcourt had total assets of $4.3 billion (C$6.2 billion) compared with $1.6 billion (C$2.2 billion) as of December 31, 1996, total liabilities of $2.2 billion (C$3.1 billion) as of December 31, 1997 compared with $1.2 billion (C$1.7 billion) as of December 31, 1996, shareholders' equity of $2.1 billion (C$3.1 billion) as of December 31, 1997 compared with $0.4 billion (C$0.5 billion) as of December 31, 1996 and total revenues and net income of $230.1 million (C$318.4 million) and $26.3 million (C$36.4 million), respectively for the year ended December 31, 1997 compared with $125.8 million (C$171.6 million) and $37.2 million (C$50.7 million), respectively for the year ended December 31, 1996.

RELATIONSHIP WITH AT&T/LUCENT/NCR

     In connection with the Company's IPO in 1993, the Company entered into a series of agreements with AT&T to formalize the relationship between the two companies, including the following three significant agreements, each dated as of June 25, 1993: (i) an Operating Agreement (the 'AT&T Operating Agreement'),
(ii) an Intercompany Agreement (the 'Intercompany Agreement') and (iii) a License Agreement (the 'License Agreement'). The Company executed agreements comparable to the AT&T Operating Agreement with each of Lucent Technologies, Inc. ('Lucent') and NCR Corporation ('NCR') (the 'Lucent Operating Agreement' and 'NCR Operating Agreement,' respectively, and, together with the AT&T Operating Agreement, the 'Operating Agreements'). In addition, the Company also entered into letter agreements (the 'Agreement Supplements') with Lucent and NCR pursuant to which Lucent and NCR agreed that various provisions of the Intercompany Agreement and the License Agreement would apply equally to them.

     The initial term of each of the Operating Agreements, the Intercompany Agreement, the License Agreement and the Agreement Supplements is scheduled to end on August 4, 2000. In addition, AT&T has the right under the License Agreement, after two years' prior notice, to require the Company to discontinue use of the 'AT&T' trade name as part of the Company's corporate or 'doing business' name.

     On March 9, 1998, Newcourt signed the 1998 Lucent Agreement which expands the global financing program established to serve Lucent's business systems customers. The 1998 Lucent Agreement replaces the Lucent Operating Agreement and the letter agreements previously discussed between the Company and Lucent. The 1998 Lucent Agreement covers the period from October 1, 1997 through September 30, 2002. See 'Risk Factors -- Changes in Relationship with AT&T/Lucent/NCR.'

     At December 31, 1997, on an owned and securitized basis, the Company's 100 largest customers (including AT&T and Lucent) accounted for approximately 18% of the Company's owned and securitized portfolio assets, and no customer (with the exception of AT&T and Lucent, in the aggregate) accounted for more than 1% of such portfolio assets.

                                USE OF PROCEEDS

     The proceeds from the sale of the Securities will be used primarily to finance installment sale and lease agreements with respect to direct financing programs and to repay debt of the Company and its subsidiaries as they become due. In addition, the proceeds will be used for borrowings by affiliated entities, all of whom are within the Merged Company's consolidated group, in connection with the acquisition of equipment, repayment of debt and general corporate purposes. Ongoing purchases of finance receivables and installment sale and lease agreements, direct financing programs and any future financing arrangements will be financed from various sources, including the issuance of commercial paper and the sale of Securities. The amount and timing of the sales of the Securities will depend on the timing of asset purchases, market conditions and the availability of other funds to the Company.

     The debt to be repaid with the proceeds from such sales consists generally of medium-term notes and commercial paper. Such debt has various maturities and bears interest at various fixed rates. At December 31, 1997, the aggregate principal amount of the Company's outstanding medium-term notes was approximately $4.9 billion, and the Company had approximately $1.6 billion in principal amount of commercial paper outstanding at such date. The weighted average interest rate of such medium-term notes and commercial paper at December 31, 1997 was approximately 6.30% and 6.37%, respectively. The net proceeds of all the outstanding medium-term notes and commercial paper issued or incurred by the Company within the last year to be repaid with net proceeds from the sale of Securities have been used by the Company as working capital for general corporate purposes or to repay previously outstanding commercial paper or medium-term notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges for the Company for the years ended December 31, 1993 through 1997. The table also includes such ratio calculated on a pro forma basis to give effect to the Newcourt Acquisition.

                                                        PRO FORMA(1)(2)                  HISTORICAL(1)
                                                   -----------------------    -------------------------------------
                                                    YEAR ENDED DECEMBER 31,         YEAR ENDED DECEMBER 31,
                                                   -----------------------    -------------------------------------
                                                            1997              1997    1996    1995    1994    1993
                                                   -----------------------    -----   -----   -----   -----   -----
                                                          (UNAUDITED)                      (UNAUDITED)

Ratio of earnings to fixed charges................            1.03             1.07    1.60    1.50    1.62    1.57

------------

(1) Earnings before income taxes and cumulative effect on prior years of accounting change plus fixed charges (the sum of interest on indebtedness and the portion of rentals representative of the interest factor) divided by fixed charges. Fixed charges do not include distributions on Company-obligated preferred securities of the company's subsidiaries. See 'The Company -- General' for a discussion regarding the reduction of the Company's net income for 1997. Prior to the Merger, a portion of the Company's indebtedness to AT&T did not bear interest.

(2) The pro forma data represents the Company's ratio of earnings to fixed charges as if the Newcourt Acquisition had occurred on January 1, 1997. See 'AT&T Capital Corporation and Subsidiaries and Newcourt Credit Group Inc. Unaudited Pro Forma Consolidated Financial Statements'.

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                       DESCRIPTION OF THE DEBT SECURITIES

     The Debt Securities are to be issued under the Indenture dated as of April 1, 1998, as amended (the 'Indenture'), between the Company and The Chase Manhattan Bank, as Trustee (the 'Trustee'). A copy of the Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Section references are to sections of the Indenture, and wherever particular provisions are referred to, such provisions are incorporated by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

     The Debt Securities are not guaranteed or supported in any way by AT&T.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series. Reference is made to the Prospectus Supplement which accompanies this Prospectus for a description of the Debt Securities being offered thereby including:

           (1) the title of the series of the Debt Securities;

           (2) the aggregate principal amount of such Debt Securities;

           (3) the percentage of their principal amount at which such Debt Securities will be sold;

           (4) the date(s) on which such Debt Securities will mature, or whether such securities are payable on demand;

           (5) the rate(s) per annum at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates of interest;

           (6) the times at which such interest, if any, will be payable;

           (7) the terms for redemption, early repayment or amortization, if any;

           (8) the denominations in which such Debt Securities are authorized to be issued;

           (9) the coin or currency in which the Debt Securities are denominated, which may be a Euro;

          (10) any provision permitting payments of the principal of or any premium or interest on the Debt Securities in a coin or currency other than the currency in which the Debt Securities are denominated, including a non-U.S. dollar denominated currency;

          (11) the manner in which the amount of payments of principal of and any premium or interest on the Debt Securities is to be determined if such determination is to be made with reference to one or more indices (which will be based on one or more U.S. or foreign stocks, bonds or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, one or more commodities, or one or more equipment leases, third-party loans, tax receipts, real property values, SWAP receivables, reinsurance contracts, pooled receivables, or any combination of the foregoing);

          (12) whether such Debt Securities are issuable in registered form ('registered Debt Securities') or bearer form (with or without interest coupons) ('bearer Debt Securities') or both, and whether such Debt Securities shall be uncertificated;

          (13) whether any series of Debt Securities will be represented by one or more temporary or permanent global Debt Securities ('global Debt Securities') and, if so, whether any such global Debt Securities will be in registered or bearer form, the identity of the depositary for such global Debt Security or Securities and the method of transferring beneficial interests in such global Debt Security or Securities;

          (14) if a temporary global Debt Security is to be issued with respect to a series, the terms upon which interests in such temporary global Debt Security may be exchanged for interests in a permanent global Debt Security or for definitive Debt Securities of the series and the terms upon

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     which interest in a permanent global Debt Security, if any, may be exchanged for definitive Debt Securities of the series;

          (15) information with respect to book-entry procedures, if any;

          (16) whether and under what circumstances the Company will pay additional amounts on any Debt Securities held by a person who is not a U.S. person in respect of taxes or similar charges withheld and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and

          (17) any other terms, including any terms which may be required by or advisable under United States laws and regulations or advisable in connection with the marketing of the Debt Securities of such series, which will not be inconsistent with the provisions of the Indenture.

     Debt Securities of any series may be registered Debt Securities or bearer Debt Securities or both as specified in the terms of the series. Additionally, Debt Securities of any series may be represented by one or more global Debt Securities registered in the name of a depositary's nominee and, if so represented, beneficial interests in such a global Debt Security will be shown on, and transfers thereof will be effected only through, records maintained by a designated depositary and its participants. Debt Securities of any series may also be uncertificated. Unless otherwise indicated in the Prospectus Supplement, no bearer Debt Securities (including Debt Securities in permanent global bearer form) will be offered, sold, resold or delivered to any United States person (as defined under 'Limitations on Issuance of Bearer Debt Securities' below) in connection with their original issuance or their exchange for a portion of a temporary or permanent global Debt Security.

     Unless otherwise indicated in the Prospectus Supplement, principal and interest, if any, will be payable at the office of one or more paying agents as specified in the Prospectus Supplement; provided that, in the case of registered Debt Securities, payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the register of the Debt Securities. To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, interest, if any, on bearer Debt Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at the office of a paying agent of the Company located outside of the United States and its possessions. The Company will maintain one or more such agents for a period of two years after the principal of such bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax laws or regulations, the Company will maintain a paying agent outside of the United States and its possessions to which the bearer Debt Securities and coupons related thereto may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. No payment with respect to any bearer Debt Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payment of principal of (and premium, if any) and interest on bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     In connection with any sale during the 'restricted period' as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold), no bearer Debt Security shall be mailed or otherwise delivered to any location in the United States (as defined under 'Limitations on Issuance of Bearer Debt Securities' below). A bearer Debt Security in definitive form (including interests in a permanent global Security) may be delivered only if the person entitled to receive such bearer Debt Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such bearer Debt Security is not owned by or on behalf of a United States person (as defined under 'Limitations on Issuance of Bearer Debt Securities' below), or, if a beneficial interest in such bearer Debt Security is owned by or on behalf of a United States person, that such United States person (i) acquired and holds the bearer Debt Security through a foreign branch of a United States financial institution, (ii) is a foreign branch of a United States financial institution purchasing for its own account

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or resale (and in either case (i) or (ii) such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the 'Code'), and the regulations thereunder) or (iii) is a financial institution purchasing for resale during the restricted period only to non-United States persons outside the United States. See 'Limitations on Issuance of Bearer Debt Securities' below and 'Global
Securities -- Bearer Debt Securities'.

     Bearer Debt Securities and the coupons related thereto will be transferable by delivery. Unless otherwise indicated in the Prospectus Supplement, registered Debt Securities will be transferable at the office of one or more registrars as specified in the Prospectus Supplement.

     The Debt Securities will be unsecured obligations of the Company and will rank pari passu (equal in right of payment) with all other unsecured and unsubordinated indebtedness of the Company. At December 31, 1997, the Company's consolidated indebtedness (all of which is unsecured and unsubordinated) was approximately $7.1 billion. The Debt Securities will, however, be effectively subordinate (with respect to the assets of the Company's subsidiaries) to the indebtedness and other liabilities of such subsidiaries. At December 31, 1997, such indebtedness and other liabilities aggregated approximately $1.1 billion. The Company has no current intention or plan to increase the amount of such indebtedness in the future, other than in connection with the growth of the Company's business.

     Unless otherwise indicated in the Prospectus Supplement, the Debt Securities will be issued only in denominations that are integral multiples of $1,000. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Debt Securities may be issued as original issue discount Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. United States federal income tax consequences and other special considerations applicable to any such original issue discount Debt Securities will be described in the Prospectus Supplement relating thereto.

     Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series, date of maturity, interest rate and original issue date in such authorized denominations as may be requested upon surrender of the registered Debt Securities to the registrar or a paying agent of the Company as specified in the Prospectus Supplement and upon fulfillment of all other requirements of such agent.

     To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series, date of maturity, interest rate and original issue date in such authorized denominations as may be requested upon delivery of the bearer Debt Securities with all unpaid coupons relating thereto to the registrar or a paying agent of the Company as specified in the Prospectus Supplement and upon fulfillment of all other requirements of such agent. Registered Debt Securities will not be exchangeable for bearer Debt Securities.

COVENANTS

     Set forth below is a description of the principal covenants of the Company contained in the Indenture. The Indenture does not restrict the Company, other than as set forth below, from engaging in any highly leveraged transaction, reorganization, restructuring, merger or similar transaction, or from incurring additional indebtedness or causing its subsidiaries to incur additional indebtedness, any of which transactions could have a material adverse effect on the holders of the Debt Securities.

     CONSOLIDATION, MERGER, SALE OR CONVEYANCE OF ASSETS OF THE
COMPANY. Pursuant to the Indenture, each of the Company and Newcourt (together with any successor or assign, the 'Guarantor') covenants that it will not merge or consolidate with any other corporation or sell or convey all or substantially all its assets to any person (other than such a sale or conveyance to a Subsidiary (as defined below) of the Company or the Guarantor or any successor thereto (such a sale or conveyance being called an 'Asset Drop-Down')), unless
(1) either the Company or the Guarantor is the continuing corporation or the successor corporation or the person which acquires by sale or conveyance substantially all the assets of the Company or the Guarantor (if other than the Company or the Guarantor) is an entity organized

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under the laws of the United States of America or any state thereof or of Canada or any province or territory thereof and expressly assumes the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities or the due and punctual payment of all amounts due under the Guarantee, as applicable, and the due and punctual performance and observance of all the covenants and conditions of the Indenture and the Guarantee to be performed or observed by the Company or the Guarantor, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, and (2) the Company or the Guarantor or such successor corporation, as the case may be, is not, immediately after such merger or consolidation, or such sale or conveyance, in default in the performance of any such covenant or condition. In the case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor corporation, such successor corporation will succeed to and be substituted for the Company or the Guarantor, as applicable, with the same effect as if it had been named in the Indenture or the Guarantee, as applicable, and, in the case of any such sale or conveyance (other than a conveyance by way of lease), the Company or the Guarantor, as applicable, will be released and discharged from all obligations and covenants under the Indenture and the Debt Securities or the Guarantee, as applicable. In the event of any Asset Drop-Down after the date of the Indenture, any subsequent sale or conveyance of assets by the Subsidiary of the Company or the Guarantor, as applicable, to which assets were transferred in such Asset Drop-Down (the 'Drop-Down Subsidiary') will be deemed to be a sale or conveyance of assets by the Company or the Guarantor for purposes of the covenant described in this paragraph. (Sections 5.01 and 5.02)

     The term 'all or substantially all', which appears in the foregoing covenant, is not defined in the Indenture, and it does not have a precise established definition under applicable law. The application of the covenant may depend on the facts and circumstances of a particular transaction, including the qualitative as well as the quantitative aspects of such transaction. Accordingly, there may be uncertainty in connection with any particular transaction as to whether a sale or conveyance of all or substantially all of the assets of the Company or the Guarantor has occurred and thus as to whether the Company or the Guarantor has complied with this covenant. Because New York law governs the Indenture, New York law will govern the interpretation of such term.

     LIMITATIONS ON INCURRENCE OF SECURED DEBT. The Company will not, nor will it permit any Restricted Subsidiary (as defined below) to, incur, issue, assume or guarantee any indebtedness for money borrowed ('debt') secured by any pledge, mortgage, security interest or lien ('lien') on any property or assets of the Company or any Restricted Subsidiary, or on any shares of stock or debt of any Restricted Subsidiary, without effectively providing that the principal of, premium, if any, and interest on the Debt Securities of each series (together with, if the Company so determines, any other debt of the Company or such Restricted Subsidiary, which is not subordinated to the Debt Securities of each series) shall be secured equally and ratably with (or prior to) such debt, so long as any such debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured debt of the Guarantor would not exceed 10% of the Consolidated Net Tangible Assets (as defined below); provided, however, that (i) any recourse provided by the Company or any Restricted Subsidiary in connection with any sale, transfer or other disposition by the Company or any Restricted Subsidiary of Accounts Receivable (as defined below) or of any Restricted Subsidiary substantially all the assets of which are Accounts Receivable which constitutes a 'sale' under generally accepted accounting principles (as in effect at the time of such sale, transfer or other disposition) shall not, in any event, constitute debt and (ii) no Asset Drop-Down shall, in any event, constitute a lien; and provided further that neither the satisfaction and discharge of any debt pursuant to the Indenture or pursuant to any similar provision in any other indenture or instrument governing any debt, nor the defeasance of any debt pursuant to the Indenture or pursuant to any similar provision in any other indenture or instrument governing any debt, shall be deemed the incurrence, issue, assumption or guarantee of debt secured by a lien for purposes of this provision. Notwithstanding the foregoing, this restriction does not apply to: (1) liens on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary; (2) liens on property, shares of stock, other equity interests, or debt existing at the time of acquisition or repossession thereof by the Company or any Restricted Subsidiary; (3) liens on physical property (or any Accounts Receivable arising in connection with the lease thereof), shares of stock, other equity interests, or debt acquired (or, in the

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case of physical property, constructed) after the date of the Indenture by the
Company or any Restricted Subsidiary, which liens are created prior to, at the time of, or within one year after such acquisition (or, in the case of physical property, the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure any debt issued, incurred, assumed or guaranteed prior to, at the time of, or within one year after such acquisition (or such completion or commencement, whichever is later) or to secure any other debt issued, incurred, assumed or guaranteed at any time thereafter for the purpose of refinancing all or any part of such debt; (4) liens on Accounts Receivable of the Company or any Restricted Subsidiary arising from or in connection with transactions entered into by the Company or such Restricted Subsidiary after the date of the Indenture or on Accounts Receivable acquired by the Company or such Restricted Subsidiary after such date from others, which liens are created prior to, at the time of, or within one year after such Accounts Receivable arise or are acquired or, if later, the completion of the delivery or installation of the equipment or goods or the rendering of the services or the advancement or loaning of funds relating thereto (i) as a result of any guarantee, repurchase or other contingent (direct or indirect) or recourse obligation of the Company or such Restricted Subsidiary in connection with the discounting, sale, assignment, transfer or other disposition of such Accounts Receivable or any interest therein, or (ii) to secure or provide for the payment of all or any part of the investment of the Company or such Restricted Subsidiary in any such Accounts Receivable (whether or not such Accounts Receivable are the Accounts Receivable on which such liens are created) or the purchase price thereof or to secure any debt (including without limitation Non-Recourse Debt (as defined below)) issued, incurred, assumed or guaranteed for the purpose of financing or refinancing all or any part of such investment or purchase price; (5) liens in favor of the Guarantor or any of the Guarantor's Subsidiaries; (6) liens in favor of the United States of America or any State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute; (7) liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, leases, surety and performance bonds, and other similar obligations not incurred in connection with the borrowing of money; (8) liens to secure Non-Recourse Debt in connection with the Company or any Restricted Subsidiary engaging in any leveraged or single-investor or other lease transactions, whether (in the case of liens on or relating to leases or groups of leases or the particular properties subject thereto) such liens be on the particular properties subject to any leases involved in any of such transactions and/or the rental or other payments or rights under such leases or, in the case of any group of related or unrelated leases, on the properties subject to the leases comprising such group and/or on the rental or other payments or rights under such leases, or on any direct or indirect interest therein, and whether (in any case) (i) such liens be created prior to, at the time of, or at any time after the entering into of such lease transactions and/or (ii) such leases be in existence prior to, or be entered into by the Company or such Restricted Subsidiary at the time of or at any time after, the purchase or other acquisition by the Company or such Restricted Subsidiary of the properties subject to such leases; and (9) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any of the foregoing; provided, however, that any such extension, renewal or replacement shall be limited to all or a part of the property or assets which secured the lien so extended, renewed or replaced (plus any improvements on such property). (Section 4.03)

     'Accounts Receivable' means (i) any accounts receivable (whether or not earned by performance), chattel paper, instruments, documents, general intangibles, trade acceptances, any other rights to receive installment, rental or other payments for, or relating to amounts due or to become due on account of equipment or goods sold or leased or to be sold or leased or services rendered or to be rendered or funds advanced or loaned or to be advanced or loaned and other rights to payment of any kind, (ii) any proceeds of any of the foregoing and (iii) any interest in any property or asset of any kind (whether of the obligor under such Accounts Receivable or any other person) securing the payment of any item listed in clause (i) hereof. (Section 1.01)

     'Consolidated Net Tangible Assets' means, at the date of any determination, the total assets appearing on the consolidated balance sheet of the Guarantor as at the end of the most recent fiscal quarter of the Guarantor for which such balance sheet is available, prepared in accordance with generally accepted accounting principles, less (a) all current liabilities (obligations whose liquidation is

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reasonably expected to occur within twelve months), (b) investments in and advances to Subsidiaries of the Guarantor other than Restricted Subsidiaries or other entities accounted for on the equity method of accounting and (c) Intangible Assets. (Section 1.01)

     'Intangible Assets' means the value (net of any applicable reserves), as shown on or reflected in the Guarantor's consolidated balance sheet, of: (i) all trade names, trademarks, licenses, patents, copyrights and goodwill; (ii) organization and development costs; (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium. (Section 1.01)

     'Non-Recourse Debt' of the Company or any Restricted Subsidiary means any indebtedness for borrowed money of the Company or such Restricted Subsidiary, as the case may be, which is secured by any lien on, or payable solely from the income and proceeds of, any property (including, without limiting the generality of such term, any intangible assets), shares of stock, other equity interests or debt of the Company or such Restricted Subsidiary, as the case may be, and which is not a general obligation of the Company or such Restricted Subsidiary, as the case may be. (Section 1.01)

     'Restricted Subsidiary' means each Subsidiary of the Company organized under the laws of any State of the United States or the District of Columbia, no substantial portion of the business of which is carried on outside the United States; provided that each Drop-Down Subsidiary will be a Restricted Subsidiary. (Section 1.01)

     'Subsidiary' means any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by any person. For purposes of such definition, 'voting stock' means stock ordinarily having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. (Section 1.01)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that, if an Event of Default specified therein in respect of any series of Debt Securities shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such series may declare the principal of all the securities of such series to be due and payable. (Section 6.01)

     Events of Default in respect of the Debt Securities of any series are defined in the Indenture as being: default for 90 days in payment of any interest installment when due; unless otherwise specified in the Prospectus Supplement with respect to the Debt Securities of any series, default in payment of principal of or premium, if any, on Debt Securities of such series when due; default for 90 days after written notice to the Company by the Trustee or by the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such series in the performance of any other agreement in the Debt Securities or Indenture in respect of such series; and certain events of bankruptcy, insolvency and reorganization of the Company or the Guarantor. (Section 6.01)

     The Indenture provides that the Company will, within 120 days after the close of each fiscal year, commencing with the first fiscal year following the issuance of any series of Debt Securities, file with the Trustee a certificate stating whether or not the Company has complied with all conditions and covenants on its part contained in the Indenture and, if not, specifying each default (without regard to any grace period or requirement of notice under the Indenture) and the nature thereof. (Section 4.04)

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, if such default is known to the Trustee, give to the holders of such series notice of all defaults known to it; provided that, except in the case of default in payment on any of the Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such series. The term 'default' for the purpose of this provision means any event which is, or after notice or passage of time or both would be, an Event of Default. (Section 7.05)

     The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default in respect of any series of Debt Securities to act with the required standard of care, to

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refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it. (Section 7.01)

     The Indenture provides that the holders of a majority in aggregate principal amount of the outstanding securities of any series affected (with each series voting as a separate class) may direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee, in respect of such series. (Section 6.06)

     In certain cases, the holders of a majority in principal amount of the outstanding Debt Securities of a series may on behalf of the holders of all Debt Securities of such series waive any past default or Event of Default, or compliance with certain provisions of the Indenture, except, among other things, a default in payment of the principal of, premium, if any, or interest on, any of the Debt Securities of such series. (Sections 6.01 and 6.06)

DISCHARGE AND DEFEASANCE

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to holders of any series of Debt Securities issued under the Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee as trust funds an amount in cash sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on such Debt Securities. (Section 8.01)

     In the case of any series of Debt Securities with respect to which the exact amounts (including the currency of payment) of principal of and interest due on such series can be determined at the time of making the deposit referred to below (which include Debt Securities with a floating or variable rate of interest that cannot exceed a specified or determinable maximum rate), the Company at its option may also (i) discharge any and all of its obligations to holders of such series of Debt Securities ('defeasance') on the 91st day after the conditions set forth below have been satisfied, but may not thereby avoid its duty to register the transfer or exchange of such series of Debt Securities, to replace any temporary, mutilated, destroyed, lost or stolen Debt Securities of such series or to maintain an office or agency in respect of such series of Debt Securities, or (ii) be released with respect to such series of Debt Securities from the obligations imposed by the covenants described under 'Covenants' above ('covenant defeasance'). Defeasance and covenant defeasance may be effected only if, among other things, (i) the Company irrevocably deposits with the Trustee as trust funds (a) money in an amount, (b) in the case of Debt Securities payable only in U.S. Dollars, U.S. Governmental Obligations (as defined in the Indenture) which through the payment of interest and principal in respect thereof will provide money in an amount, or (c) a combination of (a) and (b), certified by a nationally recognized firm of independent public accountants to be sufficient to pay each installment of principal of and interest on all outstanding Debt Securities of such series on the dates such installments of principal and interest are due; and (ii) the Company delivers to the Trustee an opinion of independent counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such defeasance or covenant defeasance had not occurred (which opinion may include or be based on a ruling to that effect received from or published by the Internal Revenue Service). (Section 8.02)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected thereby (with such series voting as a separate class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of Debt Securities of each such series, except that no such supplemental indenture may, without the consent of each holder affected, among other things, change the maturity of any Debt Securities, or change the principal amount thereof, or any premium thereon, or change the rate or

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change the time of payment of interest thereon, make any Debt Security payable in money other than that stated in the Debt Security, or reduce the aforesaid percentage of outstanding Debt Securities required to approve any such supplemental indenture. (Section 9.02)

CONCERNING THE TRUSTEE

     The Company may from time to time maintain lines of credit, and have other customary banking relationships, with The Chase Manhattan Bank, the Trustee under the Indenture. In addition, The Chase Manhattan Bank is the trustee under the Indentures dated as of April 9, 1990, and as of June 1, 1992, each as amended, among the Company, AT&T, AT&T Capital Holdings, Inc., a wholly-owned subsidiary of AT&T, and The Chase Manhattan Bank, pursuant to which, the Company assumed and AT&T guaranteed certain medium-term notes and long-term debt issued by AT&T Capital Holdings, Inc. As of December 31, 1997 the aggregate outstanding principal amount of such medium-term and long-term notes was approximately $106.8 million. Furthermore, The Chase Manhattan Bank is the trustee under the Indenture dated as of July 1, 1993 between the Company and The Chase Manhattan Bank pursuant to which the Company has issued $4.8 billion aggregate principal amount of medium-term notes.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     In compliance with United States federal tax laws and regulations, bearer Debt Securities may not be offered or sold during the restricted period (as defined under 'General' above), or delivered in definitive form in connection with a sale during the restricted period, in the United States or to United States persons other than to (a) the United States office of (i) an international organization (as defined in Section 7701(a)(18) of the Code and the regulations thereunder), (ii) a foreign central bank (as defined in Section 895 of the Code and the regulations thereunder), or (iii) any underwriter, agent, or dealer offering or selling bearer Debt Securities during the restricted period (a 'Distributor') pursuant to a written contract with the issuer or with another Distributor, that purchases bearer Debt Securities for resale or for its own account and agrees to comply with the requirements of
Section 165(j)(3)(A), (B), or (C) of the Code, or (b) the foreign branch of a United States financial institution purchasing for its own account or for resale, which institution agrees to comply with the requirements of Section 165
(j)(3)(A), (B), or (C) of the Code. In addition, a sale of a bearer Debt Security may be made during the restricted period to a United States person who acquired and holds the bearer Debt Security on the Certification Date through a foreign branch of a United States financial institution that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code. Any Distributor (including an affiliate of a Distributor) offering or selling bearer Debt Securities during the restricted period must agree not to offer or sell bearer Debt Securities in the United States or to United States persons (except as discussed above) and must employ procedures reasonably designed to ensure that its employees or agents directly engaged in selling bearer Debt Securities are aware of these restrictions.

     Bearer Debt Securities and their interest coupons will bear the following legend: 'Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code'.

     Purchasers of bearer Debt Securities may be affected by certain limitations under United States tax laws. See the applicable Prospectus Supplement for a summary of material U.S. federal income tax consequences to United States persons investing in bearer Debt Securities.

     As used herein, 'United States person' means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and 'United States' means the United States of America (including the States and the District of Columbia) and its possessions including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

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
                          DESCRIPTION OF THE WARRANTS

     The Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants are to be issued under separate warrant agreements (each a 'Warrant Agreement' and respectively a 'Debt Warrant Agreement', a 'Currency Warrant Agreement', an 'Index Warrant Agreement' and an 'Interest Rate Warrant Agreement') to be entered into between the Company and one or more banks or trust companies, as warrant agent (each a 'Warrant Agent' and respectively a 'Debt Warrant Agent', a 'Currency Warrant Agent', an 'Index Warrant Agent' and an 'Interest Rate Warrant Agent'), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered thereby. A form of each type of Warrant Agreement, including a form of warrant certificate representing each type of Warrant (each a 'Warrant Certificate' and respectively a 'Debt Warrant Certificate', a 'Currency Warrant Certificate', an 'Index Warrant Certificate' and an 'Interest Rate Warrant Certificate'), reflecting the alternative provisions that may be included in the Warrant Agreements to be entered into with respect to particular offerings of Warrants, are herein incorporated by reference to exhibits to the Registration Statement of which this Prospectus is a part. The descriptions contained herein of the Warrant Agreements and the Warrant Certificates and summaries of certain provisions of the Warrant Agreements and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Warrant Agreements and the Warrant Certificates, including the definitions therein of certain terms not otherwise defined in this Prospectus. Wherever particular sections of, or terms defined in, the Warrant Agreements are referred to, such sections or defined terms are incorporated herein by reference.

     The particular terms of each issue of Warrants, as well as any modifications or additions to the general terms of the applicable Warrant Agreement or Warrant Certificate, will be described in the Prospectus Supplement relating to such Warrants. Accordingly, for a description of the terms of a particular issue of Warrants, reference must be made to the Prospectus Supplement relating thereto and to the descriptions set forth below.

DEBT WARRANTS

     The Company may issue, together with Debt Securities, Currency Warrants, Index Warrants or Interest Rate Warrants, or separately, Debt Warrants for the purchase of Debt Securities. If any of the Debt Warrants are sold for foreign currencies or foreign currency units or if any series of Debt Warrants is exercisable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Warrants and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     If so specified in the Prospectus Supplement, the Debt Warrants may, in certain circumstances, be cancelled by the Company prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Debt Warrants in accordance with a schedule or formula.

GENERAL

     The Prospectus Supplement will describe the terms of any Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate amount of such Debt Warrants; (3) the initial offering price of such Debt Warrants; (4) the exercise price; (5) the currency or currency unit in which the initial offering price and/or the exercise price of such Debt Warrants is payable; (6) whether the Debt Warrants are to be issuable in registered or bearer form or both, and if in bearer form whether such Debt Warrants may be exchanged for Debt Warrants in registered form and the circumstances and places for such exchange, if permitted; (7) if applicable, the title and terms of related Debt Securities with which such Debt Warrants are issued, the number of such Debt Warrants issued with each such Debt Security and the date, if any, on and after which such Debt Warrants and such Debt Securities will be separately transferable; (8) the title, aggregate principal

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
amount and terms of the Debt Securities purchasable upon exercise of all such Debt Warrants; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants shall commence and the date (the 'Debt Warrant Expiration Date') on which such right shall expire; (11) any minimum number of Debt Warrants which must be exercised at any one time, other than upon automatic exercise; (12) the maximum number, if any, of such Debt Warrants that may, subject to election by the Company, be exercised by all owners (or by any person or entity) on any day; (13) any provisions for the automatic exercise of such Debt Warrants; (14) whether and under which circumstances such Debt Warrants may be cancelled by the Company prior to expiration; (15) any other procedures and conditions relating to the exercise of such Debt Warrants; (16) the identity of the Debt Warrant Agent; (17) any national securities exchange on which such Debt Warrants will be listed; (18) provisions, if any, for issuing such Debt Warrants in certificated form; (19) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (20) any other terms of the Debt Warrants.

     Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and, if in registered form, may be presented for registration of transfer and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto (Section 3.1). Prior to the exercise of Debt Warrants, holders of Debt Warrants will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the Indenture (Section 4.1).

EXERCISE OF DEBT WARRANTS

     Unless otherwise provided in the Prospectus Supplement, each Debt Warrant will entitle the holder thereof to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby (Section 2.1). Debt Warrants may be exercised at any time up to the close of business on the Debt Warrant Expiration Date specified in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the Debt Warrant Expiration Date (or such later date to which such Debt Warrant Expiration Date may be extended by the Company), unexercised Debt Warrants will become void (Section 2.2).

     Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward to the person entitled thereto the Debt Securities purchasable upon such exercise. If fewer than all the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants (Section 2.3).

OTHER INFORMATION

     Other important information concerning Debt Warrants is set forth below under 'Certain Items Applicable to All Warrants -- Modifications', ' -- Merger, Consolidation, Sale or Other Disposition' and ' -- Enforceability of Rights by Beneficial Owner; Governing Law'.

CURRENCY WARRANTS

     The Company may issue, together with Debt Securities, Debt Warrants, Index Warrants or Interest Rate Warrants, or separately, Currency Warrants (a) in the form of Currency Put Warrants, entitling the owners thereof to receive from the Company the Currency Warrant Cash Settlement Value (as shall be defined in the Prospectus Supplement) of the right to sell a specified amount of one currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a 'Base Currency') for a specified amount of a different currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a 'Reference Currency'), (b) in the form of Currency Call Warrants, entitling the owners thereof to receive from the Company the Currency Warrant Cash Settlement Value of the right to purchase a specified amount of a Base Currency for a specified amount of a Reference Currency, or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Currency Warrants will set forth the formula pursuant to which the Currency Warrant Cash Settlement Value will be determined, including any multipliers, if applicable.

     The Prospectus Supplement will describe the terms of any Currency Warrants offered thereby, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) the title of such Currency Warrants; (2) the aggregate amount of such Currency Warrants; (3) the initial offering price of such Currency Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Currency Warrant Cash Settlement Value of such Currency Warrants is payable; (6) the Base Currency and the Reference Currency for such Currency Warrants; (7) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants or otherwise; (8) the formula for determining the Currency Warrant Cash Settlement Value, if applicable, of each Currency Warrant;
(9) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Currency Warrants;
(10) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event (each as defined in the Currency Warrant Agreement); (11) the date on which the right to exercise such Currency Warrants shall commence and the date (the 'Currency Warrant Expiration Date') on which such right shall expire; (12) any minimum number (or maximum number) of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; (13) the maximum number, if any, of such Currency Warrants that may, subject to election by the Company, be exercised by all owners (or by any person or entity) on any day; (14) any provisions for the automatic exercise of such Currency Warrants other than at expiration; (15) whether and under what circumstances such Currency Warrants may be cancelled by the Company prior to their expiration date; (16) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Spot Rate (as defined in the Currency Warrant Agreement); (17) any other procedures and conditions relating to the exercise of such Currency Warrants; (18) the identity of the Currency Warrant Agent; (19) any national securities exchange on which such Currency Warrants will be listed; (20) provisions, if any, for issuing such Currency Warrants in certificated form; (21) if such Currency Warrants are not issued in book-entry form, the place or places at which payments in respect of such Currency Warrants are to be made by the Company; (22) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (23) any other terms of such Currency Warrants.

     Other important information concerning Currency Warrants is set forth below under 'Certain Items Applicable to All Warrants -- Modifications', ' -- Merger, Consolidation, Sale or Other Disposition' and ' -- Enforceability of Rights by Beneficial Owner; Governing Law' and 'Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants -- Exercise of Warrants',
' -- Market Disruption and Force Majeure Events', ' -- Settlement Currency' and ' -- Listing'.

INDEX WARRANTS

     The Company may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Interest Rate Warrants, or separately, Index Warrants (a) in the form of Index Put Warrants, entitling the owners thereof to receive from the Company the Index Cash Settlement Value (as shall be defined in the Prospectus Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Fixed Amount (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Index Value (as shall be defined in the Prospectus Supplement), (b) in the form of Index Call Warrants, entitling the owners thereof to receive from the Company the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Index Value at the time of exercise exceeds the Fixed Amount, (c) in the form of Index Spread Warrants, entitling the owners thereof to receive from the Company the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Reference Index Value (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Base

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
Index Value (as shall be defined in the Prospectus Supplement) or (d) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Index Warrants will set forth the formula pursuant to which the Index Cash Settlement Value will be determined, including any multipliers, if applicable.

     The Prospectus Supplement will describe the terms of Index Warrants offered thereby, the Index Warrant Agreement relating to such Index Warrants and the Index Warrant Certificate representing such Index Warrants, including the following: (1) the title of such Index Warrants; (2) the aggregate amount of such Index Warrants; (3) the initial offering price of such Index Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Index Cash Settlement Value of the Index Warrants is payable; (6) the Index or Indices for such Index Warrants, which may be based on one or more U.S. or foreign stocks, bonds, or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, and may be a preexisting U.S. or foreign index compiled and published by a third party or an index based on one or more securities, interest rates or currencies selected by the Company solely in connection with the issuance of such Index Warrants, and certain information regarding such Index or Indices and the underlying securities, interest rates or currencies or currency units (including, to the extent possible, the policies of the publisher of the Index with respect to additions, deletions and substitutions of such securities, interests rates or currencies or currency units); (7) whether such Index Warrants shall be Index Put Warrants, Index Call Warrants, Index Spread Warrants or otherwise; (8) the method of providing for a substitute Index or Indices or otherwise determining the amount payable in connection with the exercise of such Index Warrants if any Index changes or ceases to be made available by its publisher, which determination will be made by an independent expert; (9) the formula for determining the Index Cash Settlement Value, if applicable, of each Index Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Index Warrants; (11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure event (each as defined in the Index Warrant Agreement); (12) the date on which the right to exercise such Index Warrants shall commence and the date (the 'Index Warrant Expiration Date') on which such right shall expire; (13) any minimum number of Index Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number if any, of such Index Warrants that may, subject to election by the Company, be exercised by all owners (or by any person or entity) on any day;
(15) any provisions for the automatic exercise of such Index Warrants other than at expiration; (16) whether and under what circumstances such Index Warrants may be cancelled by the Company prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Index Value, the Base Index Value or the Referenced Index Value after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Index Warrants; (19) the identity of the Index Warrant Agent; (20) any national securities exchange on which such Index Warrants will be listed; (21) provisions, if any, for issuing such Index Warrants in certificated form; (22) if such Index Warrants are not issued in book-entry form, the place or places at which payments in respect of such Index Warrants are to be made by the Company; (23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Index Warrants.

     Other important information concerning Index Warrants is set forth below under 'Certain Items Applicable to All Warrants -- Modifications', ' -- Merger, Consolidation, Sale or Other Disposition' and ' -- Enforceability of Rights by Beneficial Owner; Governing Law' and 'Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants -- Exercise of Warrants',
' -- Market Disruption and Force Majeure Events', ' -- Settlement Currency' and ' -- Listing'.

INTEREST RATE WARRANTS

     The Company may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Index Warrants, or separately, Interest Rate Warrants (a) in the form of Interest Rate Put Warrants, entitling the owners thereof to receive from the Company the Interest Rate Cash Settlement Value (as shall be defined in the Prospectus Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount (as shall be defined in the Prospectus Supplement) is less than the Strike Amount (as shall be defined in the Prospectus Supplement) on the applicable valuation date following exercise,
(b) in the form of Interest Rate Call Warrants, entitling the owners thereof to receive from the Company the Interest Rate Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount on the applicable valuation date following exercise exceeds the Strike Amount or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Interest Rate Warrants will set forth the formula pursuant to which the Interest Rate Cash Settlement Value will be determined, including any multipliers, if applicable. The Strike Amount may either be a fixed yield, price or rate of a Sovereign Debt Instrument, a Rate or any combination of Sovereign Debt Instruments and/or Rates or a yield, price or rate that varies during the term of the Interest Rate Warrants in accordance with a schedule or formula. The Sovereign Debt Instrument will be one or more instruments specified in the applicable Prospectus Supplement issued either by the United States government or by a foreign government. The Rate will be one or more interest rates or interest rate swap rates established from time to time by one or more financial institutions specified in the applicable Prospectus Supplement.

     The Prospectus Supplement will describe the terms of Interest Rate Warrants offered thereby, the Interest Rate Warrant Agreement relating to such Interest Rate Warrants and the Interest Rate Warrant Certificate representing such Interest Rate Warrants, including the following: (1) the title of such Interest Rate Warrants; (2) the aggregate amount of such Interest Rate Warrants; (3) the initial offering price of such Interest Rate Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Interest Rate Cash Settlement Value of such Interest Rate Warrants is payable; (6) the Sovereign Debt Instrument (which may be one or more debt instruments issued either by the United States government or by a foreign government), the Rate (which may be one or more interest rates or interest rate swap rates established from time to time by one or more specified financial institutions) or the other yield, price or rate utilized for such Interest Rate Warrants, and certain information regarding such Sovereign Debt Instrument, Rate or such other yield, price or rate; (7) whether such Interest Rate Warrants shall be Interest Rate Put Warrants, Interest Rate Call Warrants or otherwise; (8) the Strike Amount, the method of determining the Spot Amount and the method of expressing movements in the yield or closing price of the Sovereign Debt Instrument or in the level of the Rate or such other yield, price or rate as a cash amount in the currency in which the Interest Rate Cash Settlement Value of such Warrants is payable; (9) the formula for determining the Interest Rate Cash Settlement Value, if applicable, of each Interest Rate Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Interest Rate Warrants; (11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event (each as defined in the Interest Rate Warrant Agreement); (12) the date on which the right to exercise such Interest Rate Warrants shall commence and the date (the 'Interest Rate Warrant Expiration Date') on which such right shall expire; (13) any minimum number of Interest Rate Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Interest Rate Warrants that may, subject to elections by the Company, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Interest Rate Warrants other than at expiration; (16) whether and under what circumstances such Interest Rate Warrants may be cancelled by the Company prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Spot Amount after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Interest Rate Warrants; (19) the identity of the Interest Rate Warrant Agent; (20) any national securities exchange on which such Interest Rate Warrants will be listed; (21) provisions, if any, for issuing such Interest Rate Warrants in certificated form; (22) if such Interest Rate Warrants are not issued in book-entry form, the place or places at which payments in respect of such Interest Rate Warrants are to be made by the Company; (23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and; (24) any other terms of such Interest Rate Warrants.

     Other important information concerning Interest Rate Warrants is set forth below under 'Certain Items Applicable to All Warrants -- Modifications',
' -- Merger, Consolidation, Sale or Other Disposition' and ' -- Enforceability of Rights by Beneficial Owner; Governing Law' and 'Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants -- Exercise of Warrants', ' -- Market Disruption and Force Majeure Events', ' -- Settlement Currency' and ' -- Listing'.

CERTAIN ITEMS APPLICABLE TO ALL WARRANTS

     MODIFICATIONS. Each Warrant Agreement and the terms of each issue of Warrants may be amended by the Company and the applicable Warrant Agent, without the consent of the beneficial owners or the registered holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which the Company may deem necessary or desirable and which will not materially adversely affect the interests of the beneficial owners of the then outstanding unexercised Warrants (Section 6.1).

     The Company and the applicable Warrant Agent may also modify or amend the applicable Warrant Agreement and the terms of the related Warrants, with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised Warrants affected, provided that no such modification or amendment that reduces the amount receivable upon exercise, shortens the period of time during which the Warrants may be exercised, increases the minimum or decreases the maximum number of Warrants that may be exercised by or on behalf of any one beneficial owner at any one time, changes the formula for determining the Cash Settlement Value or otherwise materially and adversely affects the exercise rights of the owners or reduces the number of outstanding Warrants the consent of whose beneficial owners is required for modification or amendment of the applicable Warrant Agreement or the terms of the Warrants may be made without the consent of each beneficial owner affected thereby (Section 6.1).

     MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITION. The Company will covenant in the Warrant Agreements that it will not merge or consolidate with any other corporation or sell or convey all or substantially all its assets to any person (other than an Asset Drop-Down (as defined under 'Description of the Debt Securities -- Covenants -- Consolidation, Merger, Sale or Conveyance of Assets of the Company')), unless (i) either the Company is the continuing corporation or the successor corporation or the person which acquires by sale or conveyance substantially all the assets of the Company (if other than the Company) is a corporation organized under the laws of the United States of America or any state thereof and expressly assumes the due and punctual performance and observance of all the covenants and conditions of each Warrant Agreement to be performed or observed by the Company, by amendment to the Warrant Agreements satisfactory to the respective Warrant Agents, executed and delivered to the Warrant Agents by such corporation, and (ii) the Company or such successor corporation, as the case may be, is not, immediately after such merger or consolidation, or such sale or conveyance, in default in the performance of any such covenant or condition. In the case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor corporation, such successor corporation will succeed to and be substituted for the Company, with the same effect as if it had been named in the Warrant Agreements, and, in the case of any such sale or conveyance, the Company will be released and discharged from all obligations and covenants under the Warrant Agreements and the Warrants. In the event of any Asset Drop-Down after the date of any Warrant Agreement, any subsequent sale or conveyance of assets by the Drop-Down Subsidiary will be deemed to be a sale or conveyance of assets by the Company for purposes of the covenant described in this paragraph. The term 'substantially all', which appears in the foregoing covenant, is not defined in the Warrant Agreements and a precise explanation of such term is not feasible. The Company will interpret such term in any particular situation in light of all then existing facts and circumstances.

     ENFORCEABILITY OF RIGHTS BY BENEFICIAL OWNER; GOVERNING LAW. Each Warrant Agent will act solely as an agent of the Company in connection with the issuance and exercise of the applicable Warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in any Warrant or with the registered holder thereof (Sections 5.2). A Warrant Agent shall have no duty or responsibility in the case of any default by the Company in the performance of its covenants or agreements under the applicable Warrant Agreement or Warrant Certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or except as provided in the applicable Debt Warrant Agreement, to make any demand upon the Company (Section 5.2). Beneficial owners may, without the consent of the applicable Warrant Agent, enforce by appropriate legal action, on their own behalf, their right to exercise their Warrants, to receive Debt Securities, in the case of Debt Warrants, and to receive payment, if any, for their Warrants, in the case of Currency Warrants, Index Warrants or Interest Rate Warrants (Section 3.3 of the Debt Warrant Agreement and Section 3.1 of each other Warrant Agreement).

     Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Warrants and the applicable Warrant Agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.7 of the Debt Warrant Agreement and Section 6.5 of each other Warrant Agreement).

CERTAIN ITEMS APPLICABLE TO CURRENCY WARRANTS, INDEX WARRANTS AND INTEREST RATE WARRANTS

     EXERCISE OF WARRANTS. Except as may otherwise be provided in the applicable Prospectus Supplement relating thereto, (a) each Currency Warrant, Index Warrant and Interest Rate Warrant will entitle the owner, upon payment of the exercise price, if any, to the applicable Cash Settlement Value of such Warrant, on the applicable Exercise Date, in each case as such terms will further be defined in the applicable Prospectus Supplement relating thereto (Sections 1.1 and 2.2) and (b) if not exercised prior to 1:30 p.m., New York City time, on the Business Day preceding the applicable Warrant Expiration Date, the Warrants will be deemed automatically exercised on such Warrant Expiration Date (Section 2.3). As described below, Currency Warrants, Index Warrants and Interest Rate Warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the Currency Warrants, Index Warrants and Interest Rate Warrants will be set forth in the applicable Prospectus Supplement.

     MARKET DISRUPTION AND FORCE MAJEURE EVENTS. If so specified in the applicable Prospectus Supplement, following the occurrence of a Market Disruption Event or Force Majeure Event (as each term shall be defined therein), the Cash Settlement Value of a Currency Warrant, an Index Warrant or an Interest Rate Warrant may be determined on a different basis than under normal exercise of a Warrant or the determination of the applicable Cash Settlement Value. In addition, if so specified in the applicable Prospectus Supplement, Currency Warrants, Index Warrants and Interest Rate Warrants may, in certain circumstances, be cancelled by the Company prior to the expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula.

     SETTLEMENT CURRENCY. Currency Warrants, Index Warrants and Interest Rate Warrants will be settled only in U.S. dollars (unless settlement in a foreign currency is specified in the applicable Prospectus Supplement and is permissible under securities exchange rules approved by the Commission) and accordingly will not require or entitle an owner to sell, deliver, purchase, or take delivery of the currency, security or other instrument underlying such Warrants. If any of the Currency Warrants, Index Warrants or Interest Rate Warrants are sold for, or if the exercise price, if any, is payable in, foreign currencies or foreign currency units or if the amount payable by the Company in respect of any series of Currency Warrants, Index Warrants or Interest Rate Warrants is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Warrants and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     LISTING. Unless otherwise provided in the Prospectus Supplement, each issue of Currency Warrants, Index Warrants and Interest Warrants will be listed on a national securities exchange, as specified in the applicable Prospectus Supplement, subject only to official notice of issuance, as a pre-condition to the sale of any such Warrants. It may be necessary in certain circumstances for such national securities exchange to obtain the approval of the Commission in connection with any such listing. In the event that such Warrants are delisted from, or permanently suspended from trading on, such exchange, and at or prior to such delisting or suspension, such Warrants shall not have been listed on another national securities exchange, any such Warrants not previously exercised will be deemed automatically exercised on the date such delisting or permanent trading suspension becomes effective

(Sections 2.3). The applicable Cash Settlement Value to be paid in such event will be as set forth in the applicable Prospectus Supplement. The Company will notify holders of such Warrants as soon as practicable of such delisting or permanent trading suspension. The applicable Warrant Agreement will contain a covenant of the Company not to seek delisting of such Warrants from or permanent suspension of their trading on, such exchange (Section 2.4 of the Currency Warrant Agreement and the Interest Rate Warrant Agreement and Section 2.5 of the Index Warrant Agreement).

                          DESCRIPTION OF THE GUARANTEE

     Newcourt will provide an irrevocable unconditional guarantee of payment of principal, premium, if any, and interest on the Notes. Such guarantee will be an unsecured obligation of Newcourt and will rank pari passu (equal in right of payment) with all other unsecured and unsubordinated indebtedness of Newcourt. At December 31, 1997, Newcourt's consolidated indebtedness was approximately $2.0 billion (C$2.8 billion). Such guarantee will, however, be effectively subordinate (with respect to the assets of Newcourt's Subsidiaries) to the indebtedness and other liabilities of such subsidiaries. At December 31, 1997, such indebtedness and other liabilities aggregated approximately $0.7 billion (C$1.0 billion). Newcourt has no current intention or plan to increase the amount of such indebtedness in the future, other than in connection with the growth of Newcourt's business.

                               GLOBAL SECURITIES

     The Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with or on behalf of a depositary (a 'Depositary') identified in the Prospectus Supplement relating to such series. Global Securities representing Debt Securities or Debt Warrants may be issued in either registered or bearer form. Global Securities representing Currency Warrants, Index Warrants or Interest Rate Warrants will be issued in registered form only. Global Securities may be issued in either temporary or permanent form.

     The specific terms of the depositary arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Unless otherwise specified in the Prospectus Supplement, Securities which are to be represented by a global Security in registered form to be deposited with or on behalf of a Depositary will be registered in the name of such Depositary or its nominee. Upon the issuance of a global Security in registered form, the Depositary for such global Security will credit the respective principal amounts, in the case of Debt Securities, and the respective number of warrants, in the case of Warrants represented by such global Security, to the accounts of institutions that have accounts with such Depositary or its nominee ('participants'). The accounts to be credited shall be designated by the underwriters or agents of such Securities, or by the Company if such Securities are offered and sold directly by the Company. Ownership of beneficial interests in such global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such global Security. Ownership of beneficial interests in global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global Security.

     So long as the Depositary for a global Security in registered form, or its nominee, is the registered owner of such global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such global Security for all purposes under the Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants, governing such Securities. Except as set forth below or as the Company may otherwise agree in its sole discretion, owners of beneficial interests in such global Security will not be entitled to have

Securities of the series represented by such global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants.

     Payments in respect of Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the global Security. None of the Company, the Trustee or applicable Warrant Agent, any Paying Agent or any Security Registrar (the 'Security Registrar') for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that the Depositary for a permanent global Security in registered form, upon receipt of any payment in respect of a permanent global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in such global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name', and will be the responsibility of such participants.

     A global Security in registered form may not be transferred except as a whole by the Depositary for such global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or nominee or a nominee of such successor. If a Depositary for a permanent global Security in registered form is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Securities in definitive registered form in exchange for the global Security representing such Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Securities of a series in registered form represented by one or more global Securities and, in such event, will issue Securities of such series in definitive form in exchange for all the global Securities representing such Series. Further, if the Company so specifies with respect to the Securities of a series or otherwise consents in its sole discretion, an owner of a beneficial interest in a global Security representing Securities of such series may, on terms acceptable to the Company and the Depositary for such global Security, receive Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such global Security equal in principal amount, in the case of Debt Securities, or number, in the case of Warrants, to such beneficial interest and to have such Securities registered in its name (if the Securities of such series are issuable as registered securities). Unless otherwise specified by the Company, Securities of such series so issued in definitive form will be issued either as registered or bearer securities (if the Securities of such series are issuable in such form) and in authorized denominations, in the case of Debt Securities, or in authorized numbers, in the case of Warrants, as specified in the applicable Prospectus Supplement. See, however, 'Description of the Debt Securities -- Limitations on Issuance of Bearer Debt Securities' for a description of certain restrictions on the issuance of a bearer Debt Security in definitive form in exchange for an interest in a global Security.

BEARER DEBT SECURITIES

     If so specified in the Prospectus Supplement, pending the availability of a permanent global Security, all or any portion of the Debt Securities of a series which may be issuable as bearer Debt Securities will initially be represented by one or more temporary global Securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ('Euroclear') and Cedel Bank, societe anonyme ('Cedel Bank') for credit to the designated accounts. The interests of the beneficial owner or owners in such a temporary global Security in bearer form will be exchangeable for definitive bearer

Debt Securities (including interests in a permanent global Security in bearer form), representing Debt Securities having the same interest rate and stated maturity, but only upon written certification in the form and to the effect described under 'Description of the Debt Securities -- General' unless such certification has been provided on an earlier interest payment date. The beneficial owner of a Debt Security represented by a temporary global Security in bearer form or a permanent global Security in bearer form may, on or after the applicable exchange date and upon 30 days' notice to the Trustee given through Euroclear or Cedel Bank, exchange its interest for definitive bearer Debt Securities or, if specified in the Prospectus Supplement, definitive registered Debt Securities of any authorized denomination. No bearer Debt Security delivered in exchange for a temporary global Security or a permanent global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

     Unless otherwise specified in the Prospectus Supplement, interest in respect of any portion of such a temporary global Security in bearer form payable in respect of an Interest Payment Date occurring prior to the issuance of a permanent global Security in bearer form will be paid to each of Euroclear and Cedel Bank with respect to the portion of the temporary global Security in bearer form held for its account. Each of Euroclear and Cedel Bank will undertake in such circumstances to credit such interest received by it in respect of a temporary global Security in bearer form to the respective accounts for which it holds such temporary global Security in bearer form as of the relevant Interest Payment Date, but only upon receipt in each case of written certification, in the form and to the effect described under 'Description of Debt Securities -- General'.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     A summary of the material United States federal income tax consequences to persons investing in Securities will be set forth in the Prospectus Supplement. This summary in the Prospectus Supplement will be presented for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of Securities are urged to consult their own tax advisors prior to any acquisition of Securities.

                              PLAN OF DISTRIBUTION

     The Company may sell any of the Securities in four ways: (i) directly to purchasers, (ii) through agents, (iii) through dealers or (iv) through underwriters. Any or all of the foregoing may be customers of, engage in other transactions with or perform other services for the Company in the ordinary course of business.

     Offers to purchase the Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be entitled under agreements, which may be entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If the sale is accomplished through an underwriter or underwriters, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them, and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which, together with this Prospectus, will be used by the underwriters to make resales of the Securities in respect of which the Prospectus Supplement and this Prospectus are delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ('Contracts') providing for payment and delivery on a specified future date. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, educational and charitable institutions, and other institutions, but shall in all cases be subject to the approval of the Company. Except as otherwise provided in the Prospectus Supplement, Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to agents and underwriters soliciting purchases of the Securities pursuant to Contracts accepted by the Company.

     The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the Prospectus Supplement.

                             VALIDITY OF SECURITIES

     The validity of the Securities will be passed upon for the Company by Glen
J. DuMont, Assistant General Counsel, and for any agent, dealer or underwriter by Winston & Strawn, New York, New York. The opinions of Glen J. DuMont and Winston & Strawn will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Security, the specific terms of Securities and other matters which may affect the validity of Securities but which cannot be ascertained on the date of such opinions.

                                    EXPERTS

     The consolidated financial statements for the Company as of December 31, 1997 and for the year then ended incorporated by reference in the Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and is incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

     The Company's consolidated balance sheet as of December 31, 1996 and the consolidated statements of income, changes in shareowners' equity, and cash flows for each of the two years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated by reference in reliance on the report of Coopers & Lybrand L.L.P., independent auditors, given on the authority of that firm as experts in accounting and auditing.

     The financial statements for Newcourt incorporated by reference in the Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Ernst & Young, Chartered Accountants, and are included herein in reliance on their reports given on the authority of that firm as experts in accounting and auditing.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated balance sheet and statement of income of AT&T Capital Corporation and Subsidiaries ('AT&T Capital' or the 'Company') are based on the historical Consolidated Financial Statements of AT&T Capital and Newcourt Credit Group Inc. ('Newcourt') at December 31, 1997 and for the year then ended. The unaudited pro forma consolidated balance sheet has been prepared assuming the Newcourt Acquisition, as defined herein, had occurred on December 31, 1997 and the unaudited pro forma consolidated income statement has been prepared assuming the Newcourt Acquisition had occurred on January 1, 1997. On January 12, 1998, Newcourt, an Ontario corporation, consummated the purchase (the 'Newcourt Acquisition') of all of the outstanding shares of common stock of AT&T Capital, pursuant to a Stock Purchase Agreement dated as of November 17, 1997 (the 'Stock Purchase Agreement') among the Company, Newcourt, Hercules Holdings (Cayman) Ltd. ('Hercules'), the former direct owner of 97.4% of the Company's common stock, and by 21 members and one former member of the senior management of the Company. In connection with the Newcourt Acquisition, all of the outstanding shares of common stock of the Company were transferred to Newcourt Holdings USA, Inc., a newly-formed Delaware corporation which is a wholly-owned subsidiary of Newcourt. As a result of the Newcourt Acquisition, all of the outstanding shares of common stock of the Company are owned indirectly by Newcourt.

     The aggregate purchase price pursuant to such Stock Purchase Agreement paid by Newcourt to the stockholders of AT&T Capital was approximately $1.6 billion comprised of approximately $1.0 billion in cash and the remainder comprising approximately 17.6 million of Newcourt common shares. Such shares were issued entirely to Hercules and generally may not be transferred for periods ranging from 6 to 18 months following the date of the Newcourt Acquisition. The cash portion of the purchase price paid by Newcourt was raised through the issuance by Newcourt of 38.5 million shares of Newcourt common stock at approximately $32.50 per share to employees of Newcourt and the public in Canada and the United States. See the Company's Current Report on Form 8-K dated February 9, 1998, as amended by the Company's Current Report on Form 8-K/A dated February 18, 1998, both incorporated by reference in this Registration Statement, for the prospectus filed by Newcourt in connection with its registration of fully paid subscription rights to receive one common share of Newcourt.

     The pro forma consolidated financial statements reflect the historical cost of the Company's assets and liabilities. Adjustments to the Company's assets and liabilities to reflect their respective fair values as a result of the Newcourt Acquisition have not been made. The excess of purchase price over net book value has been allocated to goodwill.

     The following pro forma financial information is unaudited and should be read in conjunction with the accompanying notes thereto and with the Company's 1997 audited consolidated financial statements, incorporated by reference in this Registration Statement, and with the consolidated financial statements included in Newcourt's Form 6-K for the year ended December 31, 1997, incorporated by reference in this Registration Statement. The pro forma financial information is not necessarily indicative of either the financial position or the results of operations that would have been achieved had the Newcourt Acquisition and the related transactions actually occurred on the dates referred to above, nor is it necessarily indicative of the results of future operations, because such unaudited pro forma financial information is based on estimates of financial effects that may prove to be inaccurate over time.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                                     U.S.
                                                    GAAP/$        AT&T         PRO FORMA               PRO FORMA
                                                   NEWCOURT      CAPITAL      ADJUSTMENTS    NOTE     CONSOLIDATED
                                                  ----------    ----------    -----------    -----    ------------
                                                    NOTE 2        NOTE 1
                                                                       (DOLLARS IN THOUSANDS)

ASSETS
Cash...........................................   $1,245,228    $    8,317    $(1,101,900)    4a      $    120,545
                                                                                  (31,100)    4b
Investment in finance assets...................    1,061,223     2,564,933                               3,626,156
Investment in capital leases...................      559,529     3,288,141                               3,847,670
Investment in operating leases.................      192,513     1,593,582                               1,786,095
Assets held for securitization and
  syndication..................................      761,724       478,213                               1,239,937
Investment in affiliated companies.............      121,383                                               121,383
Accounts receivable and other..................      236,956       525,963         45,700     4a           808,619
Goodwill, net..................................      299,010        85,600        871,121     4a         1,296,631
                                                                                   40,900     4b
Deferred income taxes..........................            0       231,146                                 231,146
                                                  ----------    ----------    -----------             ------------
          TOTAL ASSETS.........................   $4,477,566    $8,775,895    $  (175,279)            $ 13,078,182
                                                  ----------    ----------    -----------             ------------
                                                  ----------    ----------    -----------             ------------
LIABILITIES, PREFERRED SECURITIES AND
  SHAREHOLDERS' EQUITY
LIABILITIES
     Accounts payable and accrued
       liabilities.............................   $  202,283    $  709,997    $     8,700     4a      $    967,880
                                                                                   46,900     4b
     Debt......................................    2,063,579     7,117,994                               9,181,573
     Future income tax liability...............       28,980         4,125                                  33,105
                                                  ----------    ----------    -----------             ------------
          TOTAL LIABILITIES....................    2,294,842     7,832,116         55,600               10,182,558
                                                  ----------    ----------    -----------             ------------
PREFERRED SECURITIES...........................                    200,000                                 200,000
SHAREHOLDERS' EQUITY
     Share capital.............................    2,048,718           903        549,097     4a         2,561,618
                                                                                  (37,100)    4b
     Additional paid-in capital................                    651,552       (651,552)    4a
     Recourse loans to senior executives.......                    (15,471)        15,471     4a
     Foreign currency translation
       adjustments.............................                     (4,032)         4,032     4a
     Retained earnings.........................      134,006       110,827       (110,827)    4a           134,006
                                                  ----------    ----------    -----------             ------------
          TOTAL SHAREHOLDERS' EQUITY...........    2,182,724       743,779       (230,879)               2,695,624
                                                  ----------    ----------    -----------             ------------
          TOTAL LIABILITIES, PREFERRED
            SECURITIES AND SHAREHOLDERS'
            EQUITY.............................   $4,477,566    $8,775,895    $  (175,279)            $ 13,078,182
                                                  ----------    ----------    -----------             ------------
                                                  ----------    ----------    -----------             ------------

   See accompanying explanatory notes to the Unaudited Pro Forma Consolidated
                                 Balance Sheet.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                         U.S.
                                                        GAAP/$       AT&T        PRO FORMA               PRO FORMA
                                                       NEWCOURT     CAPITAL     ADJUSTMENTS    NOTE     CONSOLIDATED
                                                      -----------   --------    -----------    -----    ------------
                                                        NOTE 2       NOTE 1
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

FEE AND AFFILIATE INCOME:
     Securitization and syndication fees............  $   143,570   $ 82,663                              $226,233
     Net income from affiliated companies...........        6,902                                            6,902
     Management fees................................       25,794    261,701                               287,495
                                                      -----------   --------                            ------------
          TOTAL FEE BASED INCOME....................      176,266    344,364                               520,630
     Net rental revenue from operating leases.......                 279,968                               279,968
     Net finance income.............................       51,027     25,208                                76,235
                                                      -----------   --------                            ------------
          TOTAL ASSET FINANCE INCOME................      227,293    649,540                               876,833
     Selling, general and other operating
       expenses.....................................      130,092    525,383                               655,475
     Depreciation and amortization..................       14,760     20,345     $  45,600      4c          80,705
     Distributions on Preferred Securities..........                  18,120                                18,120
                                                      -----------   --------    -----------             ------------
Income before loss on sale of businesses, net,
  restructuring charges and taxes...................       82,441     85,692     $ (45,600)                122,533
     Loss on sales of businesses, net...............                  18,563                                18,563
     Restructuring charges..........................       49,377     35,093                                84,470
                                                      -----------   --------    -----------             ------------
Income before taxes.................................       33,064     32,036     $ (45,600)                 19,500
     Provision for (benefit of) income taxes........       (4,742)    11,029                                 6,287
                                                      -----------   --------    -----------             ------------
          NET INCOME................................  $    37,806   $ 21,007     $ (45,600)               $ 13,213
                                                      -----------   --------    -----------             ------------
                                                      -----------   --------    -----------             ------------
Basic and diluted earnings per common share.........                                                          $.10
                                                                                                        ------------
                                                                                                        ------------

   See accompanying explanatory notes to the unaudited Pro Forma Consolidated
                              Statement of Income.

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                         AND NEWCOURT CREDIT GROUP INC.
    EXPLANATORY NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
          AND THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION

     The unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statement of income have been prepared using the following information:

          (a) Audited consolidated financial statements of Newcourt Credit Group Inc. ('Newcourt') as of and for the year ended December 31, 1997, which are incorporated by reference in this Registration Statement (See Note 2);

          (b) Audited consolidated financial statements of AT&T Capital Corporation ('AT&T Capital' or the 'Company') as of and for the year ended December 31, 1997, which are incorporated by reference in this Registration Statement. Certain financial statement items have been reclassified from the audited consolidated financial statements of AT&T Capital in order to conform to the presentation used by Newcourt. These reclassifications are as follows:

                                                PER AT&T CAPITAL       PRO FORMA                        NEWCOURT
BALANCE SHEET CATEGORY*                           PRESENTATION      RECLASSIFICATION       NOTE       PRESENTATION
---------------------------------------------   ----------------    ----------------    -----------   ------------

Net investment in finance receivables........       2,343,604             221,329           (1)         2,564,933
Deferred charges and other assets............         832,892            (221,329)          (1)           525,963
                                                                          (85,600)          (2)
Goodwill, net................................        --                    85,600           (2)            85,600
Short-term notes, less unamortized
  discounts..................................       1,868,585          (1,868,585)          (3)           --
Medium and long-term debt....................       5,249,409           1,868,585           (3)         7,117,994
Income taxes and other payables..............         714,122              (4,125)          (4)           709,997
Future income tax liability..................        --                     4,125           (4)             4,125

INCOME STATEMENT CATEGORY*
Finance revenue..............................         229,855            (229,855)          (5)           --
Capital lease revenue........................         361,124            (361,124)          (5)           --
Rental revenue on operating leases...........         834,027            (834,027)          (6)           --
Equipment sales..............................          49,349             (49,349)          (7)           --
Other revenue, net...........................         257,121            (257,121)          (7)           --
Interest expense.............................         451,470            (451,470)          (5)           --
Operating and administrative.................         545,728             (20,345)          (8)           525,383
Depreciation on operating leases.............         554,059            (554,059)          (6)           --
Cost of equipment sales......................          44,769             (44,769)          (7)           --
Provision for credit losses..................         114,301            (114,301)          (5)           --

Net finance income...........................        --                    25,208       sum of (5)         25,208
Net rental revenue from operating leases.....        --                   279,968       sum of (6)        279,968
Management fees..............................        --                   261,701       sum of (7)        261,701
Depreciation and amortization................        --                    20,345           (8)            20,345

------------

(1) Net investment in securitized assets have been reclassified from Deferred charges and other assets to the caption Investment in finance assets.

(2) Goodwill has been reclassified from Deferred charges and other assets to the caption Goodwill, net.

(3) Short-term notes, less unamortized discounts and Medium and long-term debt have been reclassified to the caption Debt.

(4) The current liability for operating income taxes has been reclassified from Income taxes and other payables to Future income tax liability.

(5) Finance revenue, Capital lease revenue, Interest expense and Provision for credit losses have been reclassified to the caption Net finance income.

(6) Rental revenue on operating leases and Depreciation on operating leases have been reclassified to the caption Net rental revenue from operating leases.

(7) Other revenue, net, Equipment sales and Cost of equipment sales have been reclassified to the caption Management fees.

(8) Depreciation on property, plant and equipment and goodwill amortization have been reclassified from Operating and administrative to the caption Depreciation and amortization.

 * Descriptions may differ slightly in the Newcourt presentation. See AT&T Capital Corporation and Subsidiaries and Newcourt Credit Group
    Inc. -- Unaudited Pro Forma Consolidated Balance Sheet and Income Statement.

          (c) Such other supplementary information as was considered necessary to reflect the acquisition of the Company by Newcourt (the 'Newcourt Acquisition') in these unaudited pro forma consolidated financial statements.

2. NEWCOURT CREDIT GROUP INC.

     The financial statements of Newcourt as of and for the year ended December 31, 1997, incorporated by reference in this Registration Statement, were prepared in accordance with accounting principles generally accepted in Canada and are expressed in Canadian dollars. For the purposes of these unaudited pro forma consolidated financial statements, the following adjustments have been made to the balance sheet and income statement of Newcourt to conform them to U.S. generally accepted accounting principles in U.S. dollars.

     (a) Differences between Generally Accepted Accounting Principles ('GAAP') in Canada and the United States.

          (i) For Canadian GAAP purposes, unrealized translation gains and losses on long term monetary items are deferred and amortized over the remaining terms of those items. For U.S. GAAP purposes, such gains and losses are recorded in income immediately.

          (ii) For Canadian GAAP purposes, amounts paid to employees to retire issued stock options without issuing common stock are recorded as capital transactions. For U.S. GAAP purposes, such amounts paid are recorded as compensation expense.

          (iii) For Canadian GAAP purposes, finance assets sold to securitization vehicles are not consolidated. Under U.S. GAAP, certain of these securitization vehicles are required to be accounted for under the equity method of accounting while others are required to be consolidated. Accordingly, for U.S. GAAP purposes, gains relating to these asset sales have been deferred, and, in the case of consolidated vehicles, the assets and liabilities have been recorded on the balance sheet. The deferred gains will be recognized in income as the related finance assets are collected.

          (iv) The restructuring charge was reduced for costs that would have been accrued as an adjustment to the liabilities assumed relating to a recent acquisition and the rationalization of certain Newcourt businesses in Canada and the United States under U.S. GAAP, rather than expensed as permitted by Canadian GAAP.

     The following tables summarizes the differences between what was reported by Newcourt in its financial statements under Canadian GAAP and what has been reflected herein for U.S. GAAP purposes as of and for the year ended December 31, 1997:

     Income Statement:

Net income for the year ended December 31, 1997 as reported under Canadian GAAP....   $26,318
Difference in accounting for foreign exchange gains (losses) (net of income tax
  recovery of $4,466)..............................................................    (5,458)
Difference in accounting for options retired.......................................      (796)
Difference in accounting for securitization transactions (net of income taxes of
  $3,153)..........................................................................     3,964
Difference in accounting for restructuring charge (net of income taxes of
  $11,272).........................................................................    13,778
                                                                                      -------
Net income for the year ended December 31, 1997 reported under U.S. GAAP...........   $37,806
                                                                                      -------
                                                                                      -------

     Balance Sheet:

Increase in investment in finance assets...........................................   $95,370
Increase in accounts receivable and other..........................................    53,132
Increase in goodwill, net..........................................................    13,726
Decrease in accounts payable and accrued liabilities...............................     9,867
Increase in debt...................................................................    94,540
Increase in subordinated debt......................................................    21,930
Increase in future income tax liability............................................     9,620

     (b) Currency

     The audited consolidated financial statements of Newcourt are expressed in Canadian dollars. For the purposes of these unaudited pro forma consolidated financial statements, the consolidated balance sheet of Newcourt has been translated into U.S. dollars using the December 31, 1997 exchange rate of 1.4328 and the consolidated statement of income of Newcourt has been translated into U.S. dollars using the weighted average exchange rate for the year ended December 31, 1997 of 1.3839.

3. PRO FORMA ASSUMPTIONS

     (a) The acquisition, pursuant to an agreement dated November 17, 1997, whereby Newcourt agreed to purchase all of the issued and outstanding common shares of AT&T Capital, subject to satisfaction of certain closing conditions, for approximately $1.6 billion payable as follows:

          (i) approximately $1.0 billion by means of cash payment at closing;
     and

          (ii) the remainder by the issuance of approximately 17.6 million of Newcourt common shares at closing.

     (b) The acquisition of AT&T Capital has been accounted for using the purchase method. The difference between the purchase price and estimated fair value of the net assets acquired has been allocated to goodwill. Goodwill has not yet been adjusted to revalue the assets and liabilities of AT&T Capital to their fair values. The amount assigned to goodwill will be amortized as a reduction to income over a twenty year period.

     (c) The issuance of 38.5 million Newcourt common shares, pursuant to a prospectus filed with the Securities and Exchange Commission on November 24, 1997, which resulted in Newcourt receiving net proceeds (after the underwriters' fees and the expenses of issue) of approximately $1.2 billion.

4. PRO FORMA ADJUSTMENTS

     The pro forma adjustments contained in these pro forma consolidated financial statements are based on estimates and assumptions by management of AT&T Capital and Newcourt based on available information. The adjustments for the actual acquisition may differ as a result of changes arising from evaluation of the fair value of AT&T Capital's net assets by Newcourt after the effective date of acquisition. The following adjustments have been made to reflect the Newcourt Acquisition:

          (a) Issuance of approximately $1.2 billion of Newcourt common shares, a portion of which, was used to satisfy the cash portion of the purchase price (See Note 3), the issuance of approximately 17.6 million treasury shares by Newcourt in the amount of approximately $.6 billion to satisfy the remaining portion of the purchase price and to reflect the purchase of all the issued and outstanding common stock of AT&T Capital.

          (b) To reflect the costs of issuing Newcourt common shares as well as other transaction related costs.

          (c) Amortization of goodwill over a twenty year period.

5. EARNINGS PER SHARE

     Earnings per share reflects the issuance by Newcourt of approximately 56.1 million common shares arising from the acquisition of the Company combined with the average number of Newcourt common shares outstanding (subsequent to the subdivision of the common shares) during the period.

________________________________                ________________________________

     No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus in connection with the offer made by this Prospectus Supplement and the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus Supplement and the Prospectus do not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                          ---------------------------
                               TABLE OF CONTENTS

                                                                                                                                Page
                                                                                                                                ----

                                                       Prospectus Supplement
Important Currency Exchange Information......................................................................................    S-2
Description of Medium-Term Notes, Series F...................................................................................    S-2
Foreign Currency and Indexed Note Risks......................................................................................   S-16
Material Federal Income Tax Consequences.....................................................................................   S-17
Plan of Distribution.........................................................................................................   S-29

                                                             Prospectus
Available Information........................................................................................................      2
Incorporation of Documents by Reference......................................................................................      3
Risk Factors.................................................................................................................      3
The Company..................................................................................................................      7
Use of Proceeds..............................................................................................................     10
Ratio of Earnings to Fixed Charges...........................................................................................     11
Description of the Debt Securities...........................................................................................     12
Description of the Warrants..................................................................................................     20
Description of the Guarantee.................................................................................................     27
Global Securities............................................................................................................     27
Material Federal Income Tax Consequences.....................................................................................     29
Plan of Distribution.........................................................................................................     29
Validity of Securities.......................................................................................................     30
Experts......................................................................................................................     30

                              U.S. $5,000,000,000
                                     [LOGO]

                          MEDIUM-TERM NOTES, SERIES F
                               DUE NINE MONTHS OR
                            MORE FROM DATE OF ISSUE
                     GUARANTEED AS TO PAYMENT OF PRINCIPAL,
                        PREMIUM, IF ANY, AND INTEREST BY

                                     [LOGO]

                   ------------------------------------------
                             PROSPECTUS SUPPLEMENT
                               DATED MAY 5, 1998
                   ------------------------------------------

________________________________                ________________________________